                              SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C. 20549
                          -----------------------------------------
                                   SCHEDULE 14A INFORMATION

                         Proxy Statement Pursuant to Section 14(a) of
                             the Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             JMAR TECHNOLOGIES, INC.
                (Name of Registrant as Specified in its Charter)

                  _____________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(4) and 0-11.

1.   Title of each class of securities to which transaction applies:

2.   Aggregate number of securities to which transaction applies:

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


4.   Proposed maximum aggregate value of transaction:

5.   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.   Amount Previously Paid:

2.   Form, Schedule or Registration Statement No.:

3.   Filing Party:

4.   Date Filed:

                         [JMAR TECHNOLOGIES, INC. LOGO]


June 29, 1999



Dear Shareholder:

It is my pleasure to invite you to the JMAR Technologies, Inc. 1999 Annual Meeting of Shareholders.

We will hold the meeting on Thursday, August 12, 1999 at 10:00 a.m. at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California (formerly the Sheraton Torrey Pines Hotel). After the close of the formal portion of the meeting we will review the major developments of 1998, answer your questions and discuss our future prospects. We will also have some product demonstrations and a number of our key employees available to meet with you. For those who plan to attend the meeting, we would also like to invite you on an afternoon tour of JMAR's Research facility for demonstrations conducted by JMAR's laser and X-ray Teams. A separate invitation with additional information is enclosed.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides additional information about JMAR's management.

Your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,


/s/ John S. Martinez
John S. Martinez, Ph.D.
Chairman of the Board
and Chief Executive Officer

                             JMAR TECHNOLOGIES, INC.
                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

                         DATE: THURSDAY, AUGUST 12, 1999
                                TIME: 10:00 A.M.
                    PLACE: HILTON LA JOLLA TORREY PINES HOTEL
                          10950 NORTH TORREY PINES ROAD
                              LA JOLLA, CALIFORNIA


DEAR SHAREHOLDERS:

At our 1999 Annual Meeting, we will ask you to:

        (1) Elect five (5) directors to serve for the next year or until their successors are elected;

        (2)     Consider and approve the Company's 1999 Stock Option Plan; and

        (3) Transact any other business that may properly be presented at the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

If you were a shareholder of record at the close of business on June 29, 1999, you are entitled to vote at the Annual Meeting.

You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. If you do attend the meeting, you may then withdraw your proxy and vote in person.


Sincerely,



/s/ Dennis E. Valentine
Dennis E. Valentine
Corporate Secretary
and Chief Financial Officer


San Diego, California
June 29, 1999

        IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                   PROXY STATEMENT FOR JMAR TECHNOLOGIES, INC.
                       1999 ANNUAL MEETING OF SHAREHOLDERS

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 1999 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Along with this Proxy Statement, we are also sending you the JMAR Technologies, Inc. ("JMAR" or "Company") 1998 Summary Annual Report and Financial Information Appendix which includes our complete financial statements, together with the report of the Company's Independent Auditors, the "Management Discussion and Analysis" and other related information.

WHO IS ENTITLED TO VOTE?

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about July 7, 1999 to all shareholders entitled to vote. Shareholders who owned JMAR Common Stock at the close of business on June 29, 1999 are entitled to vote. On this record date, there were 18,029,281 shares of JMAR Common Stock outstanding. JMAR Common Stock is our only class of outstanding capital stock.

WHAT CONSTITUTES A QUORUM?

A majority of our shareholders entitled to vote at the meeting must be present, in person or by proxy, in order to constitute a quorum. We can only conduct the business of the meeting if a quorum has been established. In order to conduct the meeting and to vote to elect the directors, proxies marked as abstentions and broker non-votes will be considered present at the meeting. As discussed below, however, in determining the number of shares present for voting on the proposal to approve the 1999 Stock Option Plan, proxies marked as abstentions will be counted as present at the meeting, while broker non-votes will not be counted as present at the meeting for that proposal.

HOW MANY VOTES DO I HAVE?

Each share of JMAR Common Stock that you owned at the close of business on June 29, 1999 entitles you to one vote. The proxy card indicates the number of votes that you have.

HOW DO I VOTE BY PROXY?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

        -       "FOR" the election of all five nominees for director

        -       "FOR" approval of the Company's 1999 Stock Option Plan

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his or her best judgment. At the time this

Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If you hold your shares of JMAR Common Stock in "street name" (that is, through a broker, bank or other nominee) and you fail to instruct your broker, bank or nominee as to how to vote such shares of common stock, your broker, bank or nominee may, in its discretion, vote your shares "FOR" the election of the nominees for director set forth herein, and "FOR" approval of the Company's 1999 Stock Option Plan.

MAY I CHANGE MY VOTE AFTER I RETURN MY PROXY?

Yes. If you are a "record holder" of the shares (i.e., your shares are not held in "street name") and you have returned the enclosed proxy card, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of three ways:

        - You may request another proxy card from JMAR's Corporate Secretary, complete it and mail it to JMAR's Corporate Secretary.

        - You may notify JMAR's Corporate Secretary by mail before the Annual Meeting that you have revoked your proxy.

        -       You may attend the Annual Meeting and vote in person.

HOW DO YOU VOTE IN PERSON?

If you are a record holder of the shares and you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. Your voting in person at the Annual Meeting will take precedence over any prior proxies you have given. However, if your shares are held in "street name" (i.e., in the name of your broker, bank or other nominee), you must obtain a legal proxy from the broker, bank or other nominee and bring it to the Annual Meeting in order to cast your vote in person.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

PROPOSAL 1:
Elect Five Directors                  The five nominees for director who receive
                                      the most votes will be elected. So, if a quorum exists and you do not vote for a particular nominee, or you indicate
                                      "WITHHOLD AUTHORITY" to vote for a
                                      particular nominee on your proxy card,
                                      your vote will not count either "for" or "against" the nominee. Our Certificate of Incorporation does not permit cumulative voting.

PROPOSAL 2:
Approve 1999 Stock Option Plan        The affirmative vote of a majority of the
                                      votes present at the Annual Meeting on
                                      this proposal is required to approve the Company's 1999 Stock Option Plan. For this purpose, if you "ABSTAIN" from voting, your vote will be counted as present at the meeting and will have the effect of an "AGAINST" vote. Broker non-votes, however, are not counted in determining the total number of shares present at the meeting and have no effect on the outcome of this proposal.

WHO PAYS THE COST OF SOLICITING THESE PROXIES?

JMAR will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will reimburse them for their reasonable expenses.

                     INFORMATION ABOUT JMAR STOCK OWNERSHIP

OWNERSHIP OF 5% OR MORE OF JMAR COMMON STOCK

As of June 29, 1999, one individual and one entity were known by the Company to be the beneficial owner of more than 5 percent of the Company's Common Stock. A person is deemed to be the beneficial owner of JMAR Common Stock, whether or not that person has any economic interest therein, if the person directly or indirectly has (or shares with others) voting or investment power with respect to the JMAR shares or has the right to acquire beneficial ownership of JMAR shares within sixty days.

==========================================================================================
               NAME AND ADDRESS                    NUMBER OF SHARES       PERCENT OF TOTAL
                                                  BENEFICIALLY OWNED
==========================================================================================
John S. Martinez
3956 Sorrento Valley Blvd.                           1,609,114(1)               8.60%
San Diego, CA  92121

------------------------------------------------------------------------------------------
Kernco Trust SA
2 rue Jargonnant                                       950,000(2)               5.20%
CH-1211 Geneva
Switzerland
==========================================================================================

(1) Includes: (a) 402,965 shares owned of record by the John S. Martinez Separate Property Trust, of which Dr. Martinez as trustee, has sole voting and investment power; (b) 679,349 shares of Common Stock which are issuable upon exercise of currently exercisable warrants and stock options; and (c) 526,800 shares of Common Stock subject to a voting agreement pursuant to which Dr. Martinez has sole voting power (but no investment power) until the earlier of October 6, 2003 or until the transfer of the shares according to the terms of the voting agreement (the "Voting Agreement").

(2) Includes 250,000 shares which are issuable upon exercise of currently exercisable warrants.

OWNERSHIP OF JMAR COMMON STOCK BY MANAGEMENT

The following table shows the beneficial ownership of Common Stock of the Company as of June 29, 1999 by each nominee for director, the "Named Officers" (as defined in "Executive Compensation" on page 12 below) and by all director nominees and executive officers as a group. The Company has also provided the beneficial ownership for certain other executive officers who are not "Named Officers". Except as otherwise noted, the following stockholders have sole voting and investment power with respect to the shares. Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table.

                                        NUMBER OF SHARES OF               PERCENTAGE OF
                                           COMMON STOCK             OUTSTANDING COMMON STOCK
         BENEFICIAL OWNER               BENEFICIALLY OWNED              BENEFICIALLY OWNED
         ----------------               -------------------         ------------------------
John S. Martinez(1)                        1,609,114                          8.60%

Marvin W. Sepe(2)                            264,027                          1.44%

Dennis E. Valentine(3)                       156,885                               (12)

Richard M. Foster(4)                          87,313                               (12)

Leonid Yoffe(5)                               69,434                               (12)

James H. Banister, Jr.(6)                     61,686                               (12)

Vernon H. Blackman(7)                         54,224                               (12)

John P. Ricardi(8)                            43,097                               (12)

Barry Ressler(9)                              31,479                               (12)

C. Neil Beer(10)                              23,790                               (12)

All executive officers and
directors as a group (12
persons)(11)                               2,417,721                         12.49%


(1)     See footnote (1) to preceding table.

(2) Includes 260,153 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(3) Includes 130,080 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(4) Includes 36,666 shares which are issuable upon exercise of currently exercisable stock options.

(5) Includes 36,052 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(6) Includes 51,730 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(7) Includes 37,668 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(8) Includes 39,356 shares which are issuable upon exercise of currently exercisable stock options.

(9) Includes 23,333 shares which are issuable upon exercise of currently exercisable stock options.

(10) Includes 20,833 shares which are issuable upon exercise of currently exercisable stock options.

(11) Includes 1,331,887 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(12)    Less than one percent.

                              ELECTION OF DIRECTORS

NOMINEES

We are asking the shareholders to elect a board of five directors at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. While the Company has no reason to believe that any of the nominees will be unable to serve as a director, if such an event should occur, the shares will be voted for such substitute nominee or nominees as may be designated by the Board of Directors. The term of office of each person elected as director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

===================================================================================================
NAME OF NOMINEE                  AGE             PRINCIPAL OCCUPATION             DIRECTOR SINCE
===================================================================================================
John S. Martinez, Ph.D.           69     Chairman of the Board and Chief               1987
                                         Executive Officer of the Company
---------------------------------------------------------------------------------------------------
James H. Banister, Jr.            69     President, Chief Executive Officer            1989
                                         and Director of Kinetic Ceramics, Inc.
---------------------------------------------------------------------------------------------------
C. Neil Beer, Ph.D.               64     President of SECON                            1988
---------------------------------------------------------------------------------------------------
Vernon H. Blackman, Ph.D.         69     Consultant                                    1991
---------------------------------------------------------------------------------------------------
Barry Ressler                     58     Chief Executive Officer and Chairman          1994
                                         of the Board of Triton Thalassic
                                         Technologies, Inc.
---------------------------------------------------------------------------------------------------

JOHN S. MARTINEZ, PH.D., became Chairman of the Board, President, Chief Executive Officer and a Director of the Company at its inception. He relinquished the title of President in November, 1998 at the time of the hiring of E. Fred Schiele. Prior to co-founding the Company in October, 1987, he was President of HLX Laser, Inc., an excimer laser development company and President of Jamar Enterprises, a management and investment consultant to high-technology companies. From 1976 to 1984, Dr. Martinez was President and Chief Executive Officer of Physics International Company ("PI"), a high-technology research, development and manufacturing company specializing in high-intensity energy technology and X-ray generation equipment. During that period, PI's annual sales grew from approximately $9,000,000 to over $42,000,000 and profits grew at a compounded annual rate in excess of 32%. From 1961 to 1976, Dr. Martinez held a number of management positions at TRW, Inc. He formed that company's High Energy Laser program in 1970 and managed it until he left the company in 1976. Dr. Martinez, a Ford Foundation and Atomic Energy Commission Fellowship holder, earned his Ph.D. in Engineering Science from the University of California (Berkeley) in 1962, his Bachelor's degree from Rensselaer Polytechnic Institute (Troy, NY) in 1951 and is a graduate of the Oak Ridge School of Reactor Technology. He served on active duty in the U.S. Marine Corps during the Korean War and was discharged as a Captain in 1954. He is the holder or co-holder of six patents. Dr. Martinez is the father of Joseph G. Martinez, Vice President, General Counsel of the Company.

JAMES H. BANISTER, JR., has been a director since December, 1989 and was a consultant of the Company from September, 1989 until March 31, 1994. He was the Company's Chief Financial Officer, Chief Administrative Officer and Treasurer through March, 1991. Since October, 1993 Mr. Banister has been President, Chief Executive Officer and a Director of Kinetic Ceramics, Inc. From August, 1987 to June, 1988 he was President and CEO of MSI, a subsidiary of Olin Corporation supplying Signal Intelligence and electronic warfare equipment and services. When that company was sold by Olin, Mr. Banister retired to manage his personal investments. Mr. Banister was with Physics International Company (which became a subsidiary of Olin Corp. in 1985), from June, 1964 to August, 1987, successively holding the positions of Contracts Manager, Director of Marketing and Contract Relations, Vice President and Director of Administration and Senior Vice President responsible for finance and administration. From 1953 to 1964, Mr. Banister was with Stanford Research Institute, now SRI International, holding the position of Manager of Contract Administration. Mr. Banister received a Bachelor of Science degree in Business and Engineering administration from MIT and has taken graduate courses in law at Golden Gate College. He has been an officer and director of several subsidiaries of Physics International Company.

C. NEIL BEER, PH.D., has been a director since July, 1988 and was an employee of the Company from May, 1991 until November, 1992 and a consultant to the Company from April, 1993 to September, 1993. Dr. Beer currently is the President of SECON, a software engineering company primarily supporting the national intelligence community. Prior to that, he was the Vice President, Advanced Programs of OAO Corporation and, prior to that, was the Colorado Space Advocate, responsible for the growth of Colorado's space industry. From September, 1986 to October, 1989 he was President and Chief Executive Officer of Thermo Technologies Corporation which develops advanced lasers, optics, signal processing, and energy conversion hardware. Previously he was Deputy for Strategic Defense, Military Applications, at Livermore National Laboratory. During his career with the U.S. Air Force, Dr. Beer achieved the rank of Major General and was deputy Chief of Staff, plans and programs, for the Air Force Space Command. Earlier, while assigned to the office of the Secretary of Defense, he worked with the White House staff on policy and support requirements. Dr. Beer was associate professor of mathematics at the Air Force Academy and a combat pilot in Southeast Asia. Dr. Beer graduated magna cum laude, with a B.S. degree in engineering from the University of Oklahoma, and received his doctorate in Operations Research in 1972 from that same University. Dr. Beer is recipient of the NSIA Medal for Outstanding Achievement in Space.

VERNON H. BLACKMAN, PH.D., has been a director of the Company since July, 1991 and from time to time has been a consultant of the Company since December, 1991. Dr. Blackman served as Chairman of the Board and Chief Executive Officer of Esscor, a training and simulation service company to the utility industry, from December, 1991 to July, 1997. He continues to serve on the Board of Directors of Esscor. Dr. Blackman also served as Chairman of the Board, President and Chief Executive Officer of JAYCOR from 1989 until March, 1991. JAYCOR is a high technology company which supplies R&D services to various agencies of the U.S. Government; primarily the Department of Defense. Prior to joining JAYCOR, Dr. Blackman acted as a venture investor for his own account and helped to fund the early stage development of several companies. Dr. Blackman has also served on the Boards of Directors of several other public companies, including Newport Pharmaceuticals International, Inc. (1967-1974); Maxwell Laboratories, Inc. (1966-1974); Topaz, Inc. (1979-1983) at which time Topaz was acquired by Square D Corporation; and Optical Radiation Corporation (1970-1995). From 1974 to 1982, Dr. Blackman served as President, CEO and Chairman of the Board of S-Cubed, a high technology company which provided services and products to agencies of the U.S. Government. In 1959, Dr. Blackman co-founded MHD Research which was acquired by Hercules Corporation in 1964. Dr. Blackman received a BA in Physics from Colgate University in 1951 and a Ph.D. in Physics from Princeton University in 1955, subsequent to which he served on the faculty as a research associate for 2 years.

BARRY RESSLER, has been a director of the Company since January, 1994. Mr. Ressler is the Chief Executive Officer and Chairman of the Board of Triton Thalassic Technologies, Inc. (T3I), a company engaged in the non-chemical treatment and control of microorganism contaminated fluids for the automotive, food packaging, pharmaceutical, paper, aquaculture and commercial shipping industries. Mr. Ressler is also the President of STAR Associates, Inc., a company engaged in the consultation, strategic planning and project funding of early stage industrial process and therapeutic/diagnostic technologies. From 1983 to December, 1993 he served as Chief Executive Officer and Chairman of the Board of Universal Voltronics Corporation (UVC), a public company that developed high voltage products for defense, medical and industrial applications. In March, 1990, UVC became a public subsidiary of Thermo Electron Corp. From 1963 until his appointment as CEO and Chairman, he served in various capacities at UVC. Mr. Ressler is a member of the Biotechnology Center External Advisory Board of the University of Connecticut, advising the University on the expansion of biotechnology research initiatives to foster University and Industry collaborative activities. Mr. Ressler is also a member of the Nauticos Corp. Sciences Business and Technology Advisory Board. Nauticos Corp. has developed advanced side scan sonar, ROV and research protocols used in the discovery of historic and contemporary sunken vessels. He is also a member of the Board of Directors of CLI LTD in Sheffield UK, a company engaged in the controlled lifting of heavy subsea objects (sunken submarines, historic wrecks and general salvage and the emplacement of offshore pipelines and construction materials). Mr. Ressler graduated from the Pratt Institute with a B.S. in Engineering Science.

BOARD MEETINGS AND COMMITTEES; OTHER MATTERS

The Board of Directors of the Company held a total of eight meetings during the fiscal year ended December 31, 1998. Each director attended at least 75 percent of the total number of Board meetings plus meetings of the committees of the Board on which that particular director served. Only one director, John S. Martinez, is an employee of the Company.

The Company's Audit Committee is the only standing Committee of the Board. The Audit Committee annually recommends to the Board of Directors a firm of certified public accountants to conduct audits of the accounts and affairs of the Company. The Audit Committee also reviews accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and makes such reports and recommendations to the Board of Directors as it deems appropriate. The Audit Committee held one meeting during the fiscal year ended December 31, 1998.

During fiscal year 1998, the entire Board of Directors acted as the Compensation Committee. Meeting as the Compensation Committee, the Board of Directors considered executive compensation matters at eight meetings during the fiscal year ended December 31, 1998. The Compensation Committee is empowered to make decisions relating to the overall compensation arrangements for the Company's executive officers and to any compensation plans in which officers and directors of the Company are eligible to participate. The Company has no separately designated nominating committee.

VOTE REQUIRED FOR ELECTION OF DIRECTORS

Directors are elected by a plurality of the votes. If more than five persons are in nomination, the five nominees receiving the most votes will be elected as directors. Once a quorum is established, abstentions or other non-votes will not have any legal effect on the election of directors.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF ALL FIVE NOMINEES FOR DIRECTOR.


                                   PROPOSAL TO
                  APPROVE THE COMPANY'S 1999 STOCK OPTION PLAN

In order to reach several important technical and corporate milestones over the past 18 months, the Company successfully recruited and hired a team of world-class technologists, highly experienced managers and other experts. The grant of stock options in connection with the hiring of these key new employees, together with the customary awards to existing employees, has resulted in the grant of substantially all of the remaining options under the Company's current 1991 Stock Option Plan.

The Board of Directors of the Company believes that one of the keys to the Company's future success will be its ability to continue to develop and introduce into the market new high performance technologies and products. In order to do this, the Company will need to continue to recruit and hire talented employees. The Board of Directors believes that the Company's ability to grant employee stock options plays a critical role in the ability of the Company to attract and retain these key employees by affording them an opportunity to acquire a proprietary interest in the Company. The Board also believes that the grant of stock options to its current employees encourages greater stock ownership which serves to further align the interests of the Company's employees with the interests of the Company's shareholders.

In furtherance of these goals, the Board of Directors has adopted, subject to shareholder approval, the JMAR Technologies, Inc. 1999 Stock Option Plan (the "1999 Plan") which authorizes the granting of options to purchase a maximum of 900,000 shares of the Company's Common Stock to employees, directors and consultants (including those who are also officers and directors) of the Company and its subsidiaries. The principal terms of the 1999 Plan (which are substantially similar to the existing 1991 Stock Option Plan) are summarized below, but shareholders are urged to read the full text of the 1999 Plan which is attached as Exhibit A to this Proxy Statement.

As of the date of this Proxy Statement, no options have been granted from the 1999 Plan.

TERMS AND CONDITIONS OF THE 1999 PLAN

Approximately one hundred twenty five (125) persons currently are employees of the Company and subsidiaries and are eligible to be granted options under the 1999 Plan.

During the ten year term of the 1999 Plan (expiring April 16, 2009), the 1999 Plan authorizes the granting of stock options to employees, directors and consultants to purchase an aggregate of 900,000 shares of the Company's Common Stock. Options under the 1999 Plan may be granted to employees of the Company and subsidiaries, as Incentive Stock Options designed to qualify under Section 422A of the Internal Revenue Code of 1986, as amended, or as Non-Qualified Stock Options. Options granted to directors and consultants shall be Non-Qualified Stock Options.

The 1999 Plan will be administered by the Board of Directors (the "Board") which has the discretion, subject to the terms of the 1999 Plan, to prescribe, amend and rescind rules and regulations pertaining to the 1999 Plan and the administration thereof.

The exercise price of options granted under the 1999 Plan is determined by the Board but, in the case of Incentive Stock Options, shall not be less than the fair market value per share of Common Stock on the date of grant.

Under the terms of the 1999 Plan, Incentive Stock Options expire no more than ten years from the date of grant and Non-Qualified Stock Options expire not more than eleven years from the date of grant. Each option granted under the 1999 Plan becomes exercisable and vests in such increments and at such times as the Board shall specify. Shares covered by the unexercised portion of any terminated or expired option may again be the subject of further option grants under the 1999 Plan.

Upon any exercise of an option granted under the 1999 Plan, the purchase price of the shares purchased upon such exercise shall be paid in full (i) in cash,
(ii) by delivery to the Company of shares of its Common Stock valued at their fair market value or (iii) by a combination of cash and stock. The fair market value of shares of the Company's Common Stock delivered in full or partial payment of the exercise price of an Option will be determined by the Board as of the date of exercise in the same manner by which the fair market value of shares of the Company's Common Stock is determined on the date of grant of an option.

The Company will receive no consideration upon the grant of any option under the 1999 Plan. Upon the exercise of an option, cash proceeds received by the Company will constitute general funds of the Company which may be used for general corporate purposes.

Options which are not exercisable on the date of termination of the employment, directorship or consultant relationship of an employee, director or consultant or which are not exercisable on the date of their death, shall expire on that date. Options which are exercisable on the date of an employee's termination will expire unless exercised within 60 days after termination of his or her employment, except that upon an employee's death, options which are exercisable on the date of an employee's death may be exercised within one year following his or her demise by the personal representative of his or her estate. Options which are exercisable and are held by a consultant or director will expire unless exercised within one year following termination or resignation as a consultant or director or within one year following their death.

Options granted under the 1999 Plan are not transferable except by will or the laws of descent and distribution.

In the event of any change by reason of recapitalization, reclassification, stock split-up, combination of shares, stock dividend, or like capital adjustment, the 1999 Plan provides that the Board of Directors shall make appropriate adjustments in the aggregate number and kind of shares available for option grants under the 1999 Plan or subject to outstanding options thereunder and also make appropriate adjustments in the per share exercise price of outstanding options.

In the event of the merger, consolidation or other reorganization of the Company, or in the event of any dissolution or liquidation of the Company, the 1999 Plan provides that the Board of Directors shall elect either to (i) appropriately adjust the number, kind and exercise price of shares subject to all outstanding options thereunder and shares which may become subject to options granted thereafter, or (ii) terminate the 1999 Plan and any options theretofore granted thereunder, subject to the right of optionees under the 1999 Plan to exercise, in whole or in part (including the portions of options which may not otherwise have been exercisable due to any insufficient passage of time), their options during a period of not less than thirty days following notification by the Company of the event causing such termination.

The 1999 Plan may be amended, suspended or terminated by the Board of Directors of the Company at any time, except that no amendment, suspension or termination may affect, without his consent, any right or obligation of an optionee under an option previously granted to him. Furthermore, in order to retain the ability to grant "Incentive Stock Options" and to qualify for certain exemptions under Section 16 of the Securities Exchange Act of 1934, no amendment may be made to the 1999 Plan without shareholder approval which (i) increases the number of shares subject to the 1999 Plan (except pursuant to adjustments of the types described above), (ii) changes the provisions of the Plan relating to the expiration dates of options,
(iii) changes the provisions of the Plan relating to the establishment of the option price (except pursuant to adjustments of the types described above), or
(iv) changes the expiration date of the 1999 Plan. No options may be granted under the 1999 Plan after its termination on April 16, 2009.

As with the 1991 Plan, the 1999 Plan has a "Reload Option" feature which provides that when an optionholder elects to exercise his or her option by delivering previously owned shares of common stock valued at the current market price, a new option (a "Reload Option") will be granted to the holder to purchase at the current market price a number of shares equal to the number of shares which were delivered to exercise the original option. For example, if an optionholder holds an option to purchase 1,000 shares for $2.00 and he delivers as payment for the exercise price 500 shares which have a market value of $2,000 at the time of exercise (i.e., when the market value is $4.00 per share), then the optionholder will receive the 1,000 option shares from the exercise of the original option, plus a new option for 500 shares with an exercise price equal to the current market price (i.e., in the example, an exercise price of $4.00 per share). In addition, if an optionee exercises an option with cash, the Company will grant the optionee a new option to purchase at the current market price a number of shares equal to the amount of cash paid divided by the market value of the Common Stock on the date of exercise.

FEDERAL INCOME TAX CONSEQUENCES

INCENTIVE STOCK OPTIONS. No federal income tax consequences to the optionee result from the grant of an Incentive Stock Option, and generally the exercise of an Incentive Stock Option will not result in the recognition of income by an optionee. If an optionee satisfies certain holding period requirements for shares acquired upon the exercise of an Incentive Stock Option, the full amount of his gain upon the sale of such shares (measured by the difference between the amount of his proceeds of sale less the exercise price) will normally be treated as long term capital gain. The Company will not be entitled to any deduction under such circumstances.

NON-QUALIFIED OPTIONS. No federal income tax consequences to the optionee result from the grant of a Non-Qualified Stock Option. Generally, an optionee will recognize ordinary income upon exercise of a Non-Qualified Stock Option in an amount equal to the difference between the fair market value on the date of exercise of the shares acquired upon exercise of the option and the aggregate exercise price of such shares. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by an optionee as a result of the exercise of a Non-Qualified Stock Option.

The preceding discussion under the heading, "Federal Income Tax Consequences" is based on federal tax laws and regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the 1999 Plan.

QUORUM REQUIREMENT AND VOTE REQUIRED FOR APPROVAL

Approval by the shareholders of the Company's 1999 Stock Option Plan will require the affirmative vote of a majority of the shares of Common Stock present at the meeting. Abstentions are counted in determining the number of shares present at the meeting, whereas broker non-votes are not counted in determining the total number of shares present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPANY'S 1999 STOCK OPTION PLAN.

                                EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are as follows:

===============================================================================================
NAME                                     AGE                      POSITION
===============================================================================================
John S. Martinez, Ph.D.                  69    Chief Executive Officer and Chairman of the
                                               Board
-----------------------------------------------------------------------------------------------
E. Fred Schiele                          47    President, Chief Operating Officer and Acting
                                               President of JMAR Precision Systems
-----------------------------------------------------------------------------------------------
Dennis E. Valentine                      43    Vice President Finance, Chief Financial
                                               Officer, Chief Administrative Officer and
                                               Secretary
-----------------------------------------------------------------------------------------------
Joseph G. Martinez                       41    Vice President and General Counsel
-----------------------------------------------------------------------------------------------
Richard M. Foster                        66    President, JMAR Research
-----------------------------------------------------------------------------------------------
Marvin W. Sepe                           43    President, JMAR Semiconductor
-----------------------------------------------------------------------------------------------

Officers of the Company are elected annually by the Board of Directors and hold office until their successors are duly elected and qualified.

The background and experience of Dr. Martinez is set forth above in "Election of Directors-Nominees".

E. FRED SCHIELE, joined JMAR in November, 1998 as President and Chief Operating Officer. In March, 1999, Mr. Schiele was also appointed Acting President of JMAR Precision Systems. Before joining JMAR, Mr. Schiele served for two years as Vice President and General Manager of the Semiconductor Systems Group at ADE Corporation. There he was responsible for the manufacture and marketing of more than $100 million annually in high-speed metrology equipment for the semiconductor industry. Previously he was Group Vice President, Laser Systems, for Electro Scientific Industries, a leading manufacturer of laser systems for microelectronic repair, trimming and micromachining. Mr. Schiele received his B.S. in Physics in 1973 and an MBA in Management and Finance from the University of Wisconsin in 1980.

DENNIS E. VALENTINE, has been the Vice President-Finance of the Company since August, 1990, Chief Financial Officer and Chief Administrative Officer since March, 1991 and Secretary since January, 1992. Prior to joining the Company, Mr. Valentine had over ten years of financial and management experience with Arthur Andersen LLP. His experience at Arthur Andersen LLP included extensive work with public companies and consultation regarding mergers and acquisitions. He was the manager in-charge of the local office merger and acquisition program and was on the Board of Advisors of the Orange County Venture Forum. Mr. Valentine received a Bachelor of Science degree in Business from the University of Southern California in 1978. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

JOSEPH G. MARTINEZ, joined the Company in June, 1998 as Vice President and General Counsel. From 1986 to 1998, Mr. Martinez was employed by Parker, Milliken, Clark, O'Hara & Samuelian, P.C., a Los Angeles-based law firm which had served as the Company's outside general corporate counsel since its inception in 1987. From 1993 to 1998, Mr. Martinez was a shareholder of Parker, Milliken and was the principal attorney responsible for representing the Company. From 1984 to 1986, Mr. Martinez was employed by another law firm in Los Angeles. During his tenure at Parker, Milliken, Mr. Martinez specialized in corporate, securities and general business law. Mr. Martinez received a Juris Doctor degree from the University of California, Davis and a Master of Business Administration from U.C. Berkeley (with an emphasis in Finance and Accounting) in a Joint Degree Program with both degrees awarded in 1984. He received his B.A. in Genetics from U.C. Berkeley in 1980. Mr. Martinez has been a member of the California State Bar since 1984. Mr. Martinez is the son of Dr. John S. Martinez, the Company's Chairman and Chief Executive Officer.

RICHARD M. FOSTER, has been the President and a director of JMAR Research since January, 1994. From 1984 to 1990, he was Corporate Vice President and Director of Marketing at Physics International Co. From 1968 to 1984, he was with TRW Defense and Electronics and was Marketing Director for a number of product lines including communication satellite systems, high energy lasers, power and propulsion and the Physical Research Center. Mr. Foster also spent three years in Washington D.C. as a TRW Senior Representative. He was a principal engineer at Ford Aeronutronic in Newport Beach from 1960 to 1968 and an Air Force Captain at Edwards AFB Rocket Propulsion Laboratory from 1957 to 1960. Mr. Foster graduated cum laude with a B.S. and M.S. in Engineering from Stanford University in 1957.

MARVIN W. SEPE, joined JMAR Semiconductor in July, 1996 as Executive Vice President and General Manager and was elected President of that division in May, 1997. Mr. Sepe was a director of the Company from July, 1996 to December, 1997. For the prior 15 years he was with TRW Components International Inc., a wholly owned subsidiary of TRW Inc., where he served as Director of Business Development for this division of TRW, which grew from $16,000,000 in sales to nearly $40,000,000 under his strategic direction. Previously, Mr. Sepe held other management positions within TRW including Marketing, Programs and Engineering. Prior to joining TRW, Mr. Sepe was responsible for the development and oversight of multiple semiconductor manufacturing operations both in the U.S. and internationally. Mr. Sepe held the position of Manager of Worldwide Assembly Operations for Silicon General Inc. (1980-1981) with manufacturing operations throughout Southeast Asia, as well as the U.S. He served in the same role at Silicon Systems Inc. (1977-1980), a fast growing start-up operation for custom semiconductors and previously held various management responsibilities at Hi-Rel Laboratories (1974-1977), a well respected evaluation laboratory. Mr. Sepe attended Don Bosco Technical Institute, California Polytechnic State University SLO, and holds a Masters Degree in Business Administration from Pepperdine University. Mr. Sepe has published a number of papers and taught numerous workshops on the economics and use of semiconductors in space applications.

       EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT AND OTHERS


EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities to the Company during each of the last three fiscal years of the Company's Chief Executive Officer and the four other most highly compensated individuals serving as executive officers as of the latest fiscal year end whose compensation (salary and bonus) exceeded $100,000 (collectively, the "Named Officers").

                                      Summary Compensation Table
========================================================================================================
                                                                                 Long-Term Compensation
                                                Annual Compensation(1)                  Awards(2)
                                           -------------------------------------------------------------
  Name and Principal          Year             Salary             Bonus           Securities Underlying
       Position                                  ($)             ($)(3)         Options and Warrants (#)
--------------------------------------------------------------------------------------------------------
John S. Martinez,             1998             200,592           84,074                  77,960
Chief Executive               1997             187,112          175,000                 125,000
Officer                       1996             170,184           83,369                 384,622(4)
--------------------------------------------------------------------------------------------------------
Dennis E. Valentine,          1998             110,000           36,032                  29,797
Chief Financial               1997             106,919           60,000                  55,000
Officer                       1996              98,065           33,347                  67,595(4)
--------------------------------------------------------------------------------------------------------
John P. Ricardi,              1998             145,331                0                       0
Senior Vice President         1997             147,699(5)        25,000                  60,000
for Sales and
Marketing of JMAR
Precision Systems(7)
--------------------------------------------------------------------------------------------------------
Leonid Yoffe, Senior          1998             150,576                0                       0
Vice President of             1997             146,905           65,000                       0
Operations of JMAR            1996             111,908           27,703                  70,000(4)
Precision Systems(8)
--------------------------------------------------------------------------------------------------------
Marvin W. Sepe                1998             125,000           11,414                       0
President of JMAR             1997             125,000                0                   5,000
Semiconductor                 1996              52,083(6)             0                 129,554(4)
--------------------------------------------------------------------------------------------------------

----------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each Named Officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock or stock appreciation rights or make any long term incentive plan payments during the fiscal years ended December 31, 1998, 1997 and 1996.

(3) Includes bonus payments under the Management Incentive Bonus Plan earned by the Named Officers in the year indicated for services rendered in such year, but which were paid in the following year. See "Incentive Plans" on page 18 below for the terms of the Management Incentive Bonus Plan.

(4) Includes 324,420, 50,000, 109,149 and 42,393 options and warrants for Dr. Martinez and Messrs. Yoffe, Sepe and Valentine, respectively, which were granted and reported in prior years, but which (together with options and warrants issued to other employees of the Company) were amended on August 15, 1996 to reduce their respective exercise prices to $3.00 per share, 20 percent over the trading price on NASDAQ on August 15, 1996.

(5) Compensation is for eleven months. Includes $22,000 commissions on sales.

(6)     Compensation is for six months.

(7) Mr. Ricardi served as Vice President for Corporate Development of JMAR until April, 1999.

(8) Mr. Yoffe served as President of JMAR Precision Systems, Inc. until March, 1999.

OPTION GRANTS IN THE LAST FISCAL YEAR

The following table sets forth each grant of stock options and warrants made during the fiscal year ended December 31, 1998 to each of the Named Officers. Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options at the end of the terms if the stock price were to appreciate annually by 5% and 10%, respectively. The assumed values may not reflect actual value at the times indicated.


                                       PERCENTAGE
                                        OF TOTAL
                         SHARES          OPTIONS                                    POTENTIAL REALIZABLE
NAME                   UNDERLYING      GRANTED TO                                     VALUE AT ASSUMED
                         OPTIONS        EMPLOYEES   EXERCISE                       ANNUAL RATES OF STOCK
                         GRANTED        IN FISCAL   PRICE PER      EXPIRATION        PRICE APPRECIATION
                      (SHARES)(1)(6)      YEAR        SHARE          DATE(2)          FOR OPTION TERM
----------------------------------------------------------------------------------------------------------
                                                                                       5%          10%
                                                                                    --------     --------
John S. Martinez          63,000(3)          13.77       $2.91    February 6,2008   $115,295     $292,181
                           9,960(7)           2.18       $2.84       April 6,2008     17,789       45,081
                           5,000(4)           1.09       $2.44      August 7,2009      7,673       19,444

Dennis E. Valentine       27,000(5)           5.90       $2.91    February 6,2008   $ 49,412     $125,220
                           2,797(7)            .61       $2.91      April 20,2008      5,119       12,972

John P. Ricardi            3,097(7)            .68       $2.91      April 23,2008   $  5,668     $ 14,363

Leo Yoffe                  7,088(7)           1.55       $2.91      April 23,2008   $ 12,972     $ 32,873

Marvin W. Sepe                 0              0            N/A                N/A        N/A          N/A

----------

(1) Such options were all granted under the Company's 1991 Stock Option Plan. The exercise price of the stock options reported above was equal to the fair market value of the Company's common stock at the date of grant. The other terms of each such option are determined by the Board of Directors. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by the offset of the underlying shares, subject to certain conditions.

(2) Options which are unvested at the time of termination of optionee's employment expire at that time. Vested options also expire if not exercised within 60 days after termination of optionee's employment or one year following death of optionee if not exercised by optionee's personal representative. Vested options issued to directors expire one year following resignation as a director.

(3) These options are incentive stock options. 6,300 of these options are currently exercisable and 6,300 become exercisable on February 6 of each year thereafter through 2008.

(4) These options are non-qualified stock options granted to Dr. Martinez for his service as a director. They become exercisable and vest one-third each year commencing on the first year after their grant.

(5) These options are incentive stock options. 2,700 of these options are currently exercisable and 2,700 become exercisable on February 6 of each year thereafter through 2008.

(6) These options contain a "Reload Option" feature which provides that if the optionee exercises the option in whole or in part using shares of Common Stock owned by the optionee for at least six months, the Company shall grant to the optionee a new option to purchase that number of shares equal to the shares transferred to the Company in payment of the exercise price of the option. In addition, if the optionee exercises the option in whole or in part with cash, the Company shall grant to the optionee a new option to purchase that number of shares equal to the amount of cash paid divided by the market value of the Common Stock on the date of exercise. In both cases, these "Reload Options" will have an exercise price equal to the market price on the date of grant of the Reload Option and are not exercisable until one year following the date of grant.

(7)     These options are Reload Options.

AGGREGATED OPTION AND WARRANT EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

The following table sets forth for each of the Named Officers the shares acquired and the value realized on each exercise of stock options, if any, by said officers during the fiscal year ended December 31, 1998 and the number of shares of common stock underlying options and warrants outstanding at December 31, 1998 and the value of such options and warrants which are "in-the-money":

                                              SHARES UNDERLYING          VALUE OF
                                                 UNEXERCISED            UNEXERCISED
                                                 OPTIONS AND       IN-THE-MONEY OPTIONS
                                                 WARRANTS AT         AND WARRANTS AT
                       SHARES                 DECEMBER 31, 1998    DECEMBER 31, 1998(1)
                       ACQUIRED               -----------------    --------------------
NAME                      ON        VALUE        EXERCISABLE/           EXERCISABLE/
                       EXERCISE    REALIZED     UNEXERCISABLE          UNEXERCISABLE
---------------------------------------------------------------------------------------
John S. Martinez         30,000     $56,988    148,603/477,835         $101,946/$0

Dennis E. Valentine      15,300      36,338     65,085/92,007           $28,107/$0

John P. Ricardi           3,741       1,871     16,259/43,097                $0/$0

Leonid Yoffe             20,000      37,525          0/57,088                $0/$0

Marvin W. Sepe             0           0        79,701/39,853                $0/$0

----------

(1) Options are "in-the-money" if the fair market value of the underlying common stock exceeds the exercise price of the option or warrant at December 31, 1998. The fair market value of a share of common stock at December 31, 1998 was $2.13 per share as quoted on the NASDAQ Stock Market at the close of trading.

COMPARATIVE STOCK PERFORMANCE

Set forth below are line graphs which compare the percentage change in the cumulative total stockholder return on the Company's Common Stock from December 31, 1993 through December 31, 1998 with the percentage change in the cumulative total return over the same period of the (i) Russell 2000 Index and (ii) Russell 3000 Electronics: Semi-Conductors/Components Industry Index. This graph assumes an initial investment of $100 on December 31, 1993 in each of the Company's Common Stock, the Russell 2000 Index and the Russell 3000 Electronics:
Semi-Conductors/Components Industry Index and that all dividends, if any, were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS








                              [PERFORMANCE GRAPH]








---------------------------------------------------------------------------------------------------
                              12/31/93    12/31/94    12/31/95    12/31/96     12/31/97    12/31/98
---------------------------------------------------------------------------------------------------
JMAR Technologies, Inc.         $100        $ 25        $ 50        $112         $119        $100
---------------------------------------------------------------------------------------------------
Russell 2000 Index              $100        $ 98        $126        $147         $180        $175
---------------------------------------------------------------------------------------------------
Semi-Conductors/Components      $100        $109        $189        $306         $328        $518
---------------------------------------------------------------------------------------------------

At the end of 1993 the Company concluded that its efficiency of operations and its future profitability would be substantially improved by consolidating and restructuring its manufacturing equipment group operations. Pursuant to the plan of consolidation, substantially completed prior to the end of 1994, the Company sold several operations and assets. The Company feels that its stock performance since that time is a better reflection of its recent performance. Accordingly, set forth below are line graphs which compare the percentage change in the cumulative total stockholder return on the Company's Common Stock from December 31, 1994 through December 31, 1998 with the percentage change in the cumulative total return over the same period of the (i) Russell 2000 Index and (ii) Russell 3000 Electronics: Semi-Conductors/Components Industry Index. This graph assumes an initial investment of $100 on December 31, 1994 in each of the Company's Common Stock; the Russell 2000 Index and the Russell 3000 Electronics:
Semi-Conductors/Components Industry Index and that all dividends, if any, were reinvested.

                        COMPARISON OF FOUR-YEAR CUMULATIVE TOTAL RETURNS








                              [PERFORMANCE GRAPH]








----------------------------------------------------------------------------------------
                             12/31/94     12/31/95    12/31/96    12/31/97     12/31/98
----------------------------------------------------------------------------------------
JMAR Technologies, Inc.        $100         $200        $447        $476         $400
----------------------------------------------------------------------------------------
Russell 2000 Index             $100         $128        $150        $183         $178
----------------------------------------------------------------------------------------
Semi-Conductors/               $100         $173        $280        $301         $475
Components
----------------------------------------------------------------------------------------

REPORT OF THE COMPENSATION COMMITTEE

Set forth below is a report of the Compensation Committee with respect to the Company's compensation policies during fiscal 1998 as they affect the Company's Chief Executive Officer and the Company's other executive officers.

        Compensation Policies for Executive Officers. The Company's compensation policies for its executive officers are designed to provide compensation levels that are competitive with those of other similar companies and thereby to enable the Company to attract and retain qualified executives. More specifically, the Company's compensation policies aim, through a combination of base salary, annual bonus and equity-based compensation, to motivate officers to assist the Company in meeting its annual and long-range business objectives and thereby to enhance stockholder value. The cumulative effect of the Company's compensation policies for executive officers is to tie such compensation closely to the Company's performance.

        Annual Cash Compensation. The Committee believes that the annual cash compensation paid to executives should be commensurate with both the executive's and the Company's performance. For this reason, the Company's executive cash compensation consists of base compensation (salary) and variable incentive compensation (annual bonus).

        Base salaries for executive officers are established considering a number of factors, including the Company's profitability; the executive's individual performance and measurable contribution to the Company's success; and pay levels of similar positions with comparable companies in the industry. The Committee supports the Company's compensation philosophy of moderation for elements such as base salary and benefits. Base salary decisions are made as part of the Company's annual review process.

Generally, base salaries are maintained at approximately the 50th percentile of salaries paid by similar size, high technology companies.

        Under the Management Incentive Bonus Plan ("MIBP"), an executive's annual performance bonus award generally depends on two performance factors: the overall financial performance of the Company and the performance of the business unit for which the executive is accountable, along with the executive's individual performance. The performance objectives of the Company and the business unit are derived from the Company's Board-approved annual business plan, which includes specific financial performance targets relating to revenue and profits for the fiscal year. The Company has been profitable for the past four consecutive years. Accordingly, MIBP bonuses were paid for fiscal years 1995, 1996, 1997 and 1998 (see page 12 above). Because the Company's net and operating profits were lower in 1998 than in 1997, the bonus awards to the CEO and the other Named Officers were correspondingly lower in 1998 than in 1997.

        Equity Based Incentive Compensation. The Compensation Committee believes that by providing executive officers with an equity interest in the Company those officers are provided with additional incentives to work to maximize stockholder value over the long term. The Company has four stock option or warrant plans: the 1999 Stock Option Plan (if approved by the shareholders), the 1991 Stock Option Plan, the Management Anti-Dilution Plan, and the Precision Systems Incentive Plan. Pursuant to the Plans, the CEO and other executive officers (as well as other key employees) may be periodically granted stock options at the then fair market value of the Company's Common Stock. In addition, the CEO and executive officers are awarded stock options with vesting schedules based upon the goals established under the MIBP. In 1998, stock options were granted to executive officers under the 1991 Stock Option Plan (see page 13 above).

        CEO Compensation. Dr. Martinez has been Chief Executive Officer since he co-founded the Company in 1987. Pursuant to his employment agreement, the Company agreed to pay Dr. Martinez an annual salary of not less than $175,000. In fiscal year 1998, Dr. Martinez's base salary was $192,500. Dr. Martinez's participation in the above stated plans includes incentives to maximize Company profitability and share price on an annual basis. In addition, through his equity ownership, Dr. Martinez shares with other stockholders of the Company a significant stake in the long-range success of the Company's business.

Through these various compensation programs, the Board of Directors believes that JMAR furthers its objectives of attracting, retaining and motivating the best qualified executive officers and employees, and ultimately will serve to increase JMAR's profitability and maximize shareholder value.

                                              Compensation Committee:

                                              John S. Martinez
                                              James H. Banister, Jr.
                                              C. Neil Beer
                                              Vernon H. Blackman
                                              Barry Ressler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, during fiscal year 1998 executive compensation was set by the Board of Directors acting as the Compensation Committee. The Compensation Committee included Dr. Martinez, the Company's Chief Executive Officer; however, the compensation of Dr. Martinez was set by the Compensation Committee members without the participation by Dr. Martinez. Except for Dr. Martinez, each member of the Compensation Committee is neither an officer nor an employee of the Company.

DIRECTOR COMPENSATION

Directors who are not salaried employees of the Company receive a retainer (the "Retainer") of $1,000 per quarter and $1,000 for their attendance at each Board of Directors meeting and Committee meeting and are reimbursed for their travel, lodging and food expense incurred when attending such meetings. In August, 1997, the Company adopted the Director Compensation Plan. Pursuant to the Director Compensation Plan, $500 of the Board meeting compensation will be paid in Company stock.

In addition, as has been the policy in past years, during the fiscal year ended December 31, 1998 each of the directors were granted options to purchase 5,000 shares of Common Stock at the then market price for their services as directors.

COMPENSATION PURSUANT TO PLANS

The Company has no defined benefit pension or actuarial plans under which its executive officers participate.

INCENTIVE PLANS

As discussed in the Report of the Compensation Committee above, in 1993, JMAR established a Management Incentive Bonus Plan (the "MIBP") based on profits generated and stock performance each year. The Company has been profitable for the past four consecutive years. Accordingly, MIBP cash bonuses were paid and options awarded in fiscal years 1995, 1996, 1997 and 1998 to those employees deemed to have made the greatest contributions toward the Company's ability to generate those profits.

In March 1998, the Board of Directors approved a resolution requiring that starting with 1997, a substantial portion of each Management Incentive Bonus earned by its senior officers be used by such officers to: 1) buy JMAR common shares in the Public Market; and/or 2) exercise existing stock options or warrants, including payment of income taxes (if any) resulting from such option or warrant exercises. The long term goal is for each senior officer designated in the Beneficial Ownership table in this Report to own JMAR shares having a market value of a minimum of one times his annual salary. Once any such designated employee achieves that goal they will no longer be required to allocate a specific portion of their bonus to the purchase of additional JMAR shares unless their share holdings fall below that level. The Company believes that this policy will provide additional incentives to the Company's senior officers to maximize the Company's profits and share price over the long term. Pursuant to the MIBP Stock Ownership Requirement in 1998, Messrs. Yoffe, Valentine and Ricardi purchased 20,000, 15,300 and 3,741 shares, respectively. Dr. Martinez and Mr. Foster owned 372,965 and 50,647 shares, respectively, prior to March, 1998. Notwithstanding the fact that Dr. Martinez and Mr. Foster exceeded the required stock ownership goal, each used a portion of their cash Management Incentive Bonus to purchase 30,000 and 2,000 shares, respectively, in 1998. In 1999, pursuant to the MIBP Stock Ownership Requirement, Messrs. Valentine, Sepe and Joseph Martinez purchased 9,500, 1,673 and 1,500 shares, respectively.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

EMPLOYMENT AND CONSULTING AGREEMENTS

Pursuant to Dr. Martinez's employment agreement, the Company agreed to retain him as Chief Executive Officer of the Company and to pay him an annual salary of not less than $175,000 plus expenses and normal employee insurance benefits and a $600 per month auto lease allowance. The term of the employment agreement continues until December 31, 1999, but renews annually unless notice to the contrary is given 60 days prior to the end of the term. If the employment agreement is terminated by the Company without cause, Dr. Martinez would become entitled to receive as severance pay an amount equal to the greater of 36 month's pay or the balance of the compensation that would have been payable to Dr. Martinez under the employment agreement.

On March 29, 1993, the Company loaned Dr. Martinez $59,000 with interest at 6% per annum to assist Dr. Martinez in paying certain income taxes that he personally incurred in connection with a transaction that he undertook in support of the Company. The December 31, 1998 loan amount, including accrued interest is $83,212. The loan is secured by 14,750 shares of Common Stock owned by Dr. Martinez.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1999. Representatives of Arthur Andersen will be present at the meeting with an opportunity to make a statement if they desire to do so and such representatives will be available to respond to appropriate questions from shareholders in attendance.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals from shareholders which are intended to be presented by such shareholders at the Company's 2000 Annual Meeting of Shareholders must be received by the Company no later than January 31, 2000 and otherwise be in compliance with applicable laws and regulations in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be presented at the meeting.

                                    By Order of the Board of Directors


                                               /s/ Dennis E. Valentine
                                               Dennis E. Valentine
                                               Secretary

Dated: June 29, 1999

                                                                       EXHIBIT A

                            JMAR TECHNOLOGIES, INC.
                             1999 STOCK OPTION PLAN


                1. PURPOSE. The 1999 Stock Option Plan (the "Plan") is intended to advance the interests of JMAR Technologies, Inc. (the "Company"), its shareholders and its subsidiaries by encouraging and enabling selected key employees (including officers and directors) and consultants upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business to acquire and retain a proprietary interest in the Company by ownership of its stock. The Plan is also intended to encourage ownership in the Company by its directors whose services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue to serve as directors of the Company. It is intended that the Plan provide the flexibility for the issuance of options which qualify as incentive stock options ("incentive stock options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") and options which do not so qualify ("non-qualified stock options").

                2.      DEFINITIONS.

                (a) "Agreement" means the agreement between the Company and the Optionee under which an option is granted, and setting forth the terms and conditions of the option and the Optionee's rights thereunder.

                (b)     "Board" means the Board of Directors of the Company.

                (c) "Common Stock" means the Company's $0.01 par value common stock.

                (d) "Date of Grant" means the date on which an option under the Plan is granted.

                (e)     "Option" means an option granted under the Plan.

                (f) "Optionee" means a person to whom an option, which has not expired, has been granted under the Plan.

                (g) "Subsidiary" or "Subsidiaries" means a subsidiary corporation or corporations of the Company as defined in Section 425 of the Code.

                (h) "Successor" means the legal representative of the estate of the deceased Optionee or the person who acquires the right to exercise an option by bequest or inheritance or by reason of the death of any Optionee.

                3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall consider the recommendations of management, but shall have full and final authority in its discretion: (i) to determine the number of shares and purchase price of Common Stock covered by each option, the individuals to whom and the time or times at which options shall be granted and the nature of each option granted under the Plan, i.e., whether the option will be an incentive stock option or a non-qualified stock option; (ii) to construe and interpret the Plan; (iii) to determine the terms and provisions of the respective Agreements, which need not be identical, including, but without limitation, terms covering the payment of the option price; and (iv) to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations of the Board shall be conclusively binding for all purposes and upon all persons.

                4. COMMON STOCK SUBJECT TO OPTIONS. Unless amended in accordance with the provisions of Paragraph 11, and subject to adjustment under the provisions of Paragraph 7, the aggregate number of shares of the Company's Common Stock which may be issued upon the exercise of options granted under the Plan shall not exceed 900,000. The shares of Common Stock to be issued upon the exercise of options may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the market for the purposes of the Plan. In the event any option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such option but not purchased thereunder shall again be available for options to be granted under the Plan.

                5. PARTICIPANTS. Options may be granted under the Plan to any person who, based upon the recommendations of management, the Board determines is a key employee (including officers and directors) or consultant of the Company or any Subsidiary.

                6. TERMS AND CONDITIONS OF OPTIONS. Any option granted under the Plan shall be evidenced by an Agreement executed by the Company and the Optionee and shall contain such terms and be in such form as the Board may from time to time approve, subject to the following terms, limitations and conditions:

                (a) Option Price. The option price per share with respect to each option granted under the Plan shall be determined by the Board but in the case of incentive stock options shall in no instance be less than 100% of the fair market value of a share of the Common Stock on the Date of Grant. For the purposes hereof, fair market value shall be defined as follows: (i) in case the Common Stock shall not then be listed and traded upon a recognized securities exchange, upon the basis of the mean between the closing bid and asked quotations for such stock (or the closing selling price for such stock, if applicable) on the Date of Grant (as reported by a newspaper of general circulation or a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations (or reported closing selling price) on the Date of Grant, then upon the basis of the mean between the closing bid and asked quotations (or the closing selling price, as the case may be), on the date nearest preceding the Date of Grant or (ii) in case the Common Stock shall then be listed and traded upon a recognized securities exchange, upon the basis of the closing selling price at which shares of the Common Stock were traded on such recognized securities exchange on the Date of Grant or, if the Common Stock was not traded on said date, upon the basis of the closing selling price on the date nearest preceding the Date of Grant.

                (b) Period of Option. Except for earlier termination as provided in Subparagraphs (h) and (i) of this Paragraph 6, and in Subparagraph
(b) of Paragraph 7,
the expiration date of options granted under the Plan shall be fixed by the Board, but, notwithstanding any provision of the Plan to the contrary, with respect to an incentive stock option, such expiration date shall not be more than ten years from the Date of Grant and with respect to a non-qualified stock option, such expiration date shall not be more than eleven years from the Date of Grant.

                (c) Vesting of Shareholder Rights. Neither an Optionee nor any Successor shall have any of the rights of a shareholder of the Company until the option with respect to the applicable shares shall have been duly exercised and the certificate evidencing such shares delivered to such Optionee or any Successor.

                (d) Exercise of Option. Each option granted under the Plan shall be exercisable in such amounts and at such respective dates prior to the expiration of the option as provided in the Agreement.

                (e) Payment of Option Price. Upon exercise of an option, the Optionee or Successor shall pay the option price by delivering to the Company:

                        (i) cash or a check payable to the Company in an amount equal to the option price;

                        (ii) a stock certificate or certificates, duly endorsed for transfer to the Company, representing shares of Common Stock of the Company owned by the Optionee or Successor which have a fair market value on the date of exercise determined in accordance with Paragraphs 6(a)(i) and 6(a) (ii) hereof by substituting "date of exercise" for the phrase "Date of Grant" each time the latter appears therein. Shares of stock delivered to the Company in payment of tax withholdings are allowed only to the extent that such delivery does not result in a charge to the earnings of the Company.

                        (iii) cash or a check payable to the Company and a stock certificate or certificates, duly endorsed for transfer to the Company, representing shares of Common Stock of the Company owned by the Optionee or Successor, which, when added to the amount of the cash or check, have a fair market value on the date of exercise equal to the option price. For the purposes hereof, fair market value shall be determined in accordance with Paragraph 6(e)(ii).

                (f) Reload Options. Upon the exercise of an Option granted under the Plan (the "Original Option"), the Company shall grant to the Optionee on the date of such exercise an additional Option under the Plan with the terms provided in this paragraph 6(f) (the "Reload Option").

                        (i) General Terms. The exercise price of the Reload Option shall be the fair market value per share of Common Stock on the date of exercise of the Original Option. The Reload Option shall not be exercisable until one year after the date the Reload Option is granted and shall have such other terms as the Board shall determine. Upon the exercise of a Reload Option granted hereunder, the Optionee is entitled to receive a further Reload Option in accordance with this paragraph 6(f).

                        (ii) Exercises Using Stock. If the Original Option is exercised by the payment in whole or in part of shares of Common Stock which have been owned by Optionee for at least six months, then (i) the Reload Option shall represent an option to purchase that number of shares of Common Stock equal to the number of shares so transferred to the Company in payment of the exercise price of the Original Option and (ii) the shares of Common Stock covered by the Reload Option shall not reduce the number of shares of Common Stock available for grant under the Plan pursuant to Paragraph 4. If within one year of the exercise of the Original Option the Optionee sells any of the shares of Common Stock received upon exercise of the Original Option, then an equivalent number of Reload Option shares shall expire and be unexercisable.

                        (iii) Exercises Using Cash. If the Original Option is exercised by the payment in whole or in part in cash, then the following provisions shall apply: (i) the Reload Option shall be an option to purchase that number of shares of Common Stock equal to the amount of cash so paid divided by the fair market value per share of Common Stock on the date of exercise of the Original Option, (ii) the shares of Common Stock covered by the Reload Option shall reduce the number of shares of Common Stock available for grant under the Plan pursuant to Paragraph 4, and (iii) if within one year of the exercise of the Original Option the Optionee sells shares of Common Stock received upon exercise of the Original Option and the number sold within such one year period exceeds the number of shares covered by the Reload Option, then a number of Reload Option shares equal to such excess number of shares shall expire.

                (g) Non-Transferability of Option. No option shall be transferable or assignable by an Optionee, otherwise than by will or the laws of descent and distribution and each option shall be exercisable during the Optionee's lifetime only by the Optionee and thereafter only by his Successor in accordance with the terms of this Plan. No option shall be pledged or hypothecated in any way and no option shall be subject to execution, attachment or similar process.

                (h) Termination of Relationship. Upon termination of an Optionee's employment with the Company and its Subsidiaries other than by reason of the death of the Optionee, the option privileges of such Optionee shall be limited to the shares which were immediately purchasable by him at the date of such termination and such option privilege shall expire unless exercised by him within sixty (60) days after the date of such termination. With regard to options granted to consultants or to directors, upon termination of a consultant's agreement with the Company and its Subsidiaries or of a director's service as a director of the Company, as appropriate, whether by reason of the death of the consultant or director or otherwise, the option privileges of such consultant or director shall be limited to the shares which were immediately purchasable by him or his successor, as the case may be, within one year after such termination. The granting of an option to any person shall not alter in any way the Company's or the Subsidiary's right to terminate such person's employment or other relationship at any time for any reason, nor shall it confer upon the Optionee any rights or privileges except as specifically provided for in the Plan.

                (i) Death of Optionee. If an Optionee dies while serving as an employee, officer, director or consultant, the option privileges of said Optionee shall be limited to the shares which were immediately purchasable by such Optionee at the date of death and such option privileges shall expire unless exercised by said Optionee's Successor within one (1) year after the date of death.

                7.      ADJUSTMENTS.

                (a) In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares, dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Board in the number, kind and exercise price of shares for the purchase of which options have theretofore been or may thereafter be granted under the Plan.

                (b) In the event that the Company shall determine to merge, consolidate or enter into any other reorganization with or into any other corporation, or in the event of any dissolution or liquidation of the Company, then in any such event, at the election of the Board, (i) appropriate adjustment shall be made by the Board in the number, kind and exercise price of shares for the purchase of which options have theretofore been and/or may thereafter be granted under the Plan, or (ii) the Plan and any options theretofore granted under the Plan shall terminate as of the date of such merger, consolidation, reorganization, dissolution or liquidation, provided that written notice of such event shall have been given to each Optionee not less than 30 days prior to the date of such event. Upon any election by the Board pursuant to the provisions of clause (ii) of this Subparagraph (b), each Optionee shall have the right during the period commencing on the date the notice referred to in said clause (ii) is given and concluding on the date of such merger, consolidation, reorganization, dissolution or liquidation, as the case may be, to exercise such Optionee's outstanding and unexercised stock options, including shares as to which such options would not otherwise have been exercisable by reason of an insufficient lapse of time.

                (c) All adjustments and determinations under this Paragraph 7 shall be made by the Board, whose decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding and conclusive.

                8. DOLLAR LIMITATION ON INCENTIVE STOCK OPTIONS. The aggregate fair market value (determined as of the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all Incentive Stock Option plans of the Company and any parent or subsidiary) shall not exceed $100,000, plus any "unused limit carryover," as defined in and as may be available under Section 422A of the Code.

                9. RESTRICTIONS ON ISSUING SHARES. The exercise of each option shall be subject to the condition that if at any time the Company shall determine in its discretion that (i) the satisfaction of withholding tax or other withholding liabilities, or of (ii) the listing, registration or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or (iii) the consent or approval of any regulatory body, or (iv) the perfection of any exemption from any such withholding, listing, registration, qualification, consent or approval is necessary or desirable as a condition of, or in connection with, such exercise or the issuance, delivery or purchase of shares thereunder, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, approval or exemption shall have been effected, obtained or perfected free of any conditions not acceptable to the Company.

                10. USE OF PROCEEDS. The proceeds received by the Company from the sale of its Common Stock pursuant to the exercise of options granted under the Plan shall be added to the Company's general funds and used for general corporate purposes.

                11. AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN. The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as the Board may deem advisable in order that the options granted thereunder may conform to any changes in the law or in any other respect which the Board may deem to be in the best interests of the Company; provided, however, that without approval by the shareholders of the Company representing a majority of the voting power, no such amendment shall (a) except pursuant to Paragraph 7, increase the maximum number of shares for which options may be granted under the Plan, (b) change the provisions of Subparagraph (a) of Paragraph 6 relating to the establishment of the option price, (c) change the provisions of Subparagraph (b) of Paragraph 6 relating to the expiration date of each option or (d) change the provisions of the second sentence of this Paragraph 11 relating to the term of this Plan. Unless the Plan shall theretofore have been terminated by the Board, the Plan shall terminate ten (10) years after the effective date of the Plan. No option may be granted during any suspension or after termination of the Plan. Except as otherwise provided in the Plan, no amendment, suspension or termination of the Plan shall, without an Optionee's consent, alter or impair any of the rights or obligations under any option theretofore granted to such Optionee under the Plan.

                            JMAR TECHNOLOGIES, INC.

                                FISCAL YEAR 1998
                         FINANCIAL INFORMATION APPENDIX

                   HIGH PERFORMANCE TECHNOLOGIES AND PRODUCTS
                         FOR THE MICROTECHNOLOGY WORLD


             [IMAGE: HEADLINES FROM PRESS COVERAGE SHINING THROUGH JMAR'S X-RAY SOURCE CHAMBER SUPERIMPOSED ON SEMICONDUCTOR WAFER]


                   BRITELIGHT(TM) LASERS -- X-RAY SOURCES --
             CUSTOM SEMICONDUCTORS -- PRECISION MEASUREMENT SYSTEMS

                             JMAR TECHNOLOGIES, INC.

                                INDEX TO APPENDIX


Securities Information...........................................    A-2
Five-Year Selected Financial Data................................    A-3
Management's Discussion and Analysis of Financial
   Condition and Results of Operations...........................    A-4
Report of Arthur Andersen LLP, Independent Public Accountants....    A-11
Consolidated Balance Sheets as of December 31, 1998 and 1997.....    A-12
Consolidated Statements of Income for the Years Ended
   December 31, 1998, 1997 and 1996..............................    A-13
Consolidated Statements of Stockholders' Equity for the Years
   Ended December 31, 1998, 1997 and 1996........................    A-14
Consolidated Statements of Cash Flows for the Years Ended
   December 31, 1998, 1997 and 1996..............................    A-15
Notes to Consolidated Financial Statements.......................    A-16

                             JMAR TECHNOLOGIES, INC.

SECURITIES INFORMATION

        The Company's Common Stock and Common Stock Purchase Warrants are traded on the Nasdaq National Market tier of the Nasdaq Stock Market ("NASDAQ-NMS") under the symbols JMAR and JMARW, respectively. The 1998 and 1997 high and low transaction prices for the common stock as reported by NASDAQ-NMS are set forth in the following table.

                               COMMON STOCK PRICE

                                                                        HIGH         LOW
                                                                      --------     -------
1997
    First Quarter..............................................       2 29/32       2 3/16
    Second Quarter.............................................       3 23/32      1 15/16
    Third Quarter..............................................       4 19/32       3 1/16
    Fourth Quarter.............................................       4 31/32       2 1/2
1998
    First Quarter..............................................         3 1/2       2 7/16
    Second Quarter.............................................        3 5/32       2 5/16
    Third Quarter..............................................         2 3/4      1 19/32
    Fourth Quarter.............................................        3 5/32      1 15/16

        There were approximately 6,370 holders of JMAR's common stock and 351 holders of JMAR's publicly traded warrants as of March 12, 1999.

        The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends in the future by the Company on its Common Stock will be dependent on its earnings and financial condition and such other factors considered relevant by the Company's Board of Directors.

                             JMAR TECHNOLOGIES, INC.
                        FIVE-YEAR SELECTED FINANCIAL DATA

                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA
================================================================================

                                        1994                 1995              1996              1997              1998
                                    ------------         ------------      ------------      ------------      ------------
Operating revenues ............     $ 10,821,025(1)      $ 12,210,490      $ 16,331,090      $ 21,461,627      $ 24,560,834
Revenues excluding terminated
  operations ..................        7,782,025(2)        12,210,490        16,331,090        21,461,627        24,560,834
Gross profit ..................        4,034,613            4,879,420         6,692,136         8,830,316         9,187,891
Operating expenses excluding
  restructuring charges .......        5,439,430            4,694,233         6,188,169         7,303,374         8,279,582
Restructuring charges .........         (458,309)                --                --                --                --
Income (loss) from operations .         (946,508)             185,187           503,967         1,526,942           908,309
Interest expense ..............         (570,094)            (321,162)         (288,372)         (181,562)         (181,227)
Interest and other income
  (expense), net ..............          390,594              212,240           388,974           104,905            61,963
Income (loss) from continuing
 operations before income taxes       (1,126,008)(3)           76,265           604,569         1,450,285           789,045
Income tax (provision) benefit              --                   --             175,000           345,000           (32,204)
Income (loss) from continuing
 operations ...................       (1,126,008)              76,265           779,569         1,795,285           756,841
Discontinued operations:
    Loss from operations of
      discontinued operations .       (2,999,242)                --                --                --                --
    Loss on disposal of
      discontinued  operations          (540,404)                --                --                --                --
Net income (loss) .............       (4,665,654)              76,265           779,569         1,795,285           756,841
Basic per share data:
    Income (loss) per common
     share  from continuing
     operations ...............             (.11)                 .01               .05               .11               .04
    Loss from discontinued
     operations ...............             (.33)                --                --                --                --
    Net income (loss) per share             (.44)                 .01               .05               .11               .04
Basic shares used in
  computation of net income
  (loss) per share ............       10,596,661           13,525,886        15,582,579        17,065,860        18,046,860


================================================================================
                 CONSOLIDATED BALANCE SHEET DATA - DECEMBER 31,
================================================================================

                                  1994            1995            1996            1997            1998
                              -----------     -----------     -----------     -----------     -----------
Working capital .........     $ 4,007,846     $ 4,655,087     $ 5,743,747     $ 9,634,527     $ 9,213,134

Total assets ............       9,107,968       9,248,995      15,395,518      17,268,878      22,874,833

Short-term debt .........         914,590       1,526,929       2,317,861         922,246       2,693,975

Long-term debt ..........       2,165,417       1,536,273         667,310         907,235         475,362

Stockholders' equity ....       3,849,822       5,085,202       9,368,905      12,488,212      13,253,179

--------------
(1) Excludes revenue from the discontinued Surgilase operations of $5,277,406.
(2) Excludes revenue from Terminated Operations.
(3) Includes losses from Terminated Operations.

                             JMAR TECHNOLOGIES, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The Company operates in three segments as follows: Precision Systems, Contract Research and Development, and Semiconductor Products and Processes.

RESULTS OF CONSOLIDATED OPERATIONS

        Net income for each of the fiscal years ended December 31, 1998, 1997 and 1996 was $756,841, $1,795,285 and $779,569, respectively, while operating income for those same periods was $908,309, $1,526,942 and $503,967, respectively. Revenues for 1998, 1997 and 1996 were $24,560,834, $21,461,627 and
$16,331,090, respectively. The net and operating income reported for 1997 and 1998 include a number of special income and asset writedown items which tend to obscure direct comparison of the results of those two years. Therefore, Table 1 below was prepared to assist the reader in evaluating the Company's results for 1997 and 1998. It summarizes the Company's Consolidated Statements of Income for those two years, itemizes the five applicable special items contained in the reported results for those years and presents the results, excluding the special items.

        Included in net and operating incomes for 1998 are asset writedowns of $150,000 and $100,000, respectively, while net income for 1997 contained a one-time gain and a tax benefit totaling $934,969, or $0.05 per share. Income from operations for 1997 contained a non-recurring gain of $589,969. Excluding the impact of these special items, net income for 1998 was $906,841 or 5% greater than the net income of $860,316 for 1997 and operating income for 1998 was $1,008,309 or 8% higher compared with the 1997 operating income of $936,973.

        In addition to the impact of the special items, net and operating income in 1998 were also affected by a number of factors - including rapid growth in the Company's semiconductor-related Contract Research and Development, and Semiconductor Products and Processes segments offset, in part, by a steep decline in sales of the Company's higher-margin precision instruments for the computer industry from its Precision Systems segment. The Company believes this decline resulted primarily from the economic downturn in Asia. JMAR's profitability was further impacted by the substantial investments the Company made in research and development to fuel continued growth (see below).

                                     TABLE 1

                                     SUMMARY
                                 FINANCIAL DATA
                        Consolidated Statements of Income


                                     Year Ending                           Quarter Ending
                                     December 31                             December 31
                           ------------------------------           ------------------------------
Item                           1998               1997                  1998               1997
----                       -----------        -----------           -----------        -----------
Net Sales                  $24,560,834        $21,461,627           $ 8,397,860        $ 5,063,909
Gross Profit                 9,187,891          8,830,316             2,927,247          2,284,810
Income from Operations         908,309(1)       1,526,942(3)            253,550(1)         938,531(3)
Net Income                     756,841(2)       1,795,285(3)(4)         137,700(2)       1,108,753(3)(5)
Net Income per Share:
   Basic                   $       .04        $       .11           $       .01        $       .06
   Diluted                 $       .04        $       .10           $       .01        $       .06

--------------

                                  Special Items

(1) After Asset Writedown of $100,000         (4) Includes $345,000 Tax Benefit
(2) After Asset Writedown of $150,000         (5) Includes $180,000 Tax Benefit
(3) Includes Non-Recurring Gain of $589,969


                             Excluding Special Items

                                          Year Ending                     Quarter Ending
                                          December 31                       December 31
                                  --------------------------        --------------------------
                                     1998             1997             1998             1997
                                  ---------        ---------        ---------        ---------
Income from Operations ($)        1,008,309          936,973          353,550          348,562
Net Income ($)                      906,841          860,316          287,700          338,784
Net Income/Share (Diluted)        $    0.05        $    0.05        $    0.02        $    0.02


        As a result of the receipt of approximately $26 million in orders during the second half of 1998, sales in the fourth quarter of 1998 rose to $8,397,860, a gain of 66% over the $5,063,909 reported in the fourth quarter of 1997 and approximately 35% higher than the sales level in any other quarter in the Company's history. The increase in revenues for the year ended December 31, 1998 over the year ended December 31, 1997 is primarily attributable to increases in the Company's semiconductor-related business primarily in X-ray lithography in the Contract Research and Development Segment and semiconductor design and process development in the Semiconductor Products and Processes Segment offset, in part, by a decline in sales of the Company's precision instrument products in its Precision Systems Segment.

        The increase in revenues for the year ended December 31, 1997 over the year ended December 31, 1996 was primarily attributable to the heightened demand for the Company's core disk drive inspection and measurement systems in its Precision Systems Segment. Management believes this growth was the result of expansion of the global market for high-performance hard disk drives in 1997, particularly those incorporating advanced magneto-resistive (MR) head technology. In 1997, demand also grew for the Company's Mirage family of tabletop test and measurement systems as the microelectronics industry, including makers of ion beam manufacturing equipment, discovered new ways to utilize JMAR's products to improve their manufacturing yields. In addition, the revenues generated by the Company's DARPA-funded X-ray lithography source development program in its Contract Research and Development Segment increased approximately 40% in 1997 over the prior year. These increases were offset in part by the inclusion in 1996 of revenues related to the Company's laser hermetic sealing systems in its Precision Systems Segment.

        Due to continued decreases in the revenues of the Company's Precision Systems Segment, profits in the first quarter of 1999 will be less than revenues and profits in the fourth quarter of 1998. The Company's ability to forecast orders for its precision instrument products in its Precision Systems Segment continues to be somewhat limited due to continuing marketplace uncertainties. In addition, certain of the Company's revenues are from a limited number of customers. As a result, the timing of receipt and shipment of orders for those customers could have a material impact on quarterly results in 1999.

        Gross margins for the fiscal years ended December 31, 1998, 1997 and 1996 were 37.4%, 41.1% and 41%, respectively. The lower gross margins for 1998 are primarily due to a steep decline in sales of the Company's higher margin precision instruments for the computer industry, the build-up of expenses associated with the rapid increase in the Company's semiconductor-related business, competitive pricing pressures on certain products and higher engineering costs related to the customization of certain products for new applications. These decreases were offset in part by lower material costs due to higher volume purchases of inventory related to certain product orders and cost reductions in the manufacturing process. The Company continues to experience competitive pressures on certain products, which may impact gross margins in the future. In addition, to the extent that the Company's rapidly expanding semiconductor-related business continues to represent a higher percentage of the Company's revenues, the Company's margins are expected to be lower in the first quarter of 1999 and could be lower for some time thereafter.

        Selling, general and administrative ("SG&A") expenses for the fiscal years ended December 31, 1998, 1997 and 1996, were $6,153,100, $6,194,333 and
$4,884,050, respectively. The increase in SG&A expenses in 1997 of $1,310,283 over 1996 is due to (i) higher sales and marketing costs related to the Company's increased sales volume; and (ii) higher payroll costs.

        The Company's research, development and engineering program (RD&E) consists of two types: Customer-Funded RD&E (U.S. government and other companies) and Company-Funded RD&E. Both types of RD&E are expensed when incurred. Customer-Funded RD&E costs incurred, included in "Contract Costs of Sales", totaled $3,837,314, $1,487,139 and $1,137,065 for the fiscal years ended December 31, 1998, 1997 and 1996, respectively. The increase in Customer-Funded RD&E expenditures for 1998 is primarily related to an increase in the X-ray lithography program funding provided by DARPA, most of which is directed toward commercialization of JMAR's X-ray lithography source technology. Company-Funded RD&E costs are shown in "Operating Expenses" and totaled $2,026,482, $1,699,010 and $1,304,119, respectively. Hence, total RD&E expenses for those three years were $5,863,796, $3,186,149 and $2,441,184, respectively. Capitalized software costs of $451,185, $444,355 and $222,010 for the years ended December 31, 1998, 1997 and 1996 are not included in the above amounts. Including capitalized software costs, RD&E expenditures as a percentage of sales were 25.7%, 16.9% and 16.3% for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in RD&E expenditures is primarily related to the engineering development of a new generation of disk drive inspection systems, the development of new software for the Company's test and measurement systems, continued development of the Britelight laser system and the Microlight 1000 demonstration center and continued development of advanced lithography for semiconductor manufacturing.

        Included in 1998 is a writedown of $100,000 related to certain fixed assets in the Semiconductor Products and Processes Segment. The non-recurring item for 1997 includes a gain of approximately $2,839,000 from the settlement of certain claims against the former principal shareholders of JMAR Semiconductor offset in part by the writedown of certain assets primarily related to the Semiconductor Products and Processes Segment in the amount of $1,594,000 and costs incurred as a result of the reorganization of JMAR Semiconductor in the amount of $655,031 resulting in a net gain of $589,969.

        Interest expense for the fiscal years ended December 31, 1998, 1997 and 1996 was $181,227, $181,562 and $288,372, respectively. The decrease in interest expense in 1997 versus 1996 is primarily due to the conversion of $1,000,000 and $470,000 of convertible notes into JMAR common stock in October, 1996 and August, 1997, respectively. Included in interest expense for fiscal years 1998, 1997 and 1996 are loan fees totaling $11,642, $10,369 and $30,780, respectively.

        Interest and other income (expense) for 1998 includes a writedown of $50,000 of a note receivable from Santa Fe Laser Company. Interest and other income (expense) for 1996 includes a gain of approximately $405,700 related to the settlement with Atlantic American Holding Company Limited ("Atlantic") and early redemption of the preferred stock of Atlantic that the Company held and includes a non-recurring charge of $80,000 recorded in the first quarter relating to an investment disposed of in a prior year.

        Included in the Statement of Income in 1997 and 1996 is a tax benefit of $345,000 and $175,000, respectively, related to the utilization by the Company of a portion of its net operating loss carryforward.

CONSOLIDATED LIQUIDITY AND FINANCIAL CONDITION

        Cash and cash equivalents at December 31, 1998 and December 31, 1997 were $3,848,183 and $3,644,117, respectively. The increase in cash and cash equivalents for the fiscal years ended December 31, 1998, 1997 and 1996 was $204,066, $1,014,831 and $791,639, respectively. Cash from net income plus non-cash operating items for the year ended December 31, 1998 was $1,690,771.

        The increase in cash for 1998 resulted primarily from borrowings under the Company's working capital bank line of $1,625,000 and proceeds from the exercise of options and warrants of $163,684 offset in part by capital expenditures of $803,498, payments of notes payable of $376,400, repurchases of stock of $349,203 and cash used in operations of $40,580. Inventories have increased from $4,685,883 at December 31, 1997 to $5,848,936 at December 31, 1998 primarily due to an increase in inventory costs related to a contract at JMAR Semiconductor. These costs were billed to the customer subsequent to December 31, 1998.

        The increase in cash for 1997 resulted from proceeds from the issuance of common stock of $3,215,253, payments received on notes receivables of $897,857, proceeds from the exercise of options and warrants of $668,355 and net borrowings of notes payable of $273,222 offset in part by cash used in operations of $1,951,488, payment of short-term debt of $969,281, capital expenditures of $763,697, increase in notes and other receivables of $307,939 and patent costs of $47,451. The cash used in operations was primarily used to finance accounts receivable and inventory purchases offset in part by an increase in accounts payable and accrued liabilities. Accounts receivable increased primarily due to an increase in revenues for the twelve months ended December 31, 1997. Accounts payable and accrued liabilities increased primarily due to an increase in inventory purchases to support planned production increases.

        JMAR's operations will continue to require the use of working capital. The Company's working capital availability as of December 31 for each of the five years ending with 1998 is summarized in the Consolidated Balance Sheet Data on A-3. The working capital of the Company is generally funded through its working capital line with Comerica Bank (the "Bank") and through third party contracts. In 1998, the Bank increased the Company's credit availability from $3.5 million to $6.0 million (the "Line"). The new banking arrangement provides a revolving line of credit to JMAR for up to $5 million bearing interest at the Bank's prime rate, plus an additional $1 million five-year term credit line at the Bank's prime rate for financing equipment purchases and construction of prototype products. This is in addition to an existing $666,658 equipment financing loan previously made by the Bank. As of March 10, 1999, JMAR's availability pursuant to the Line was $6,000,000. The Line contains several covenants relating to, among other matters, the maintenance of certain minimum income levels and financial ratios, which if not met by the Company could impact the availability of advances pursuant to the Line. The Company is in compliance with all covenants. Management believes that the Company has existing resources to adequately fund operations and working capital requirements for the next twelve months based on the current level of operations and business conditions.

        In September, 1998, the Board of Directors authorized the repurchase, from time-to-time, of up to $2,000,000 of its own shares of common stock in the open market, or in negotiated transactions, when they are available at prices the Company considers attractive. As of March 22, 1999, the Company had repurchased 234,300 shares pursuant to this repurchase program at a total cost of $446,833.

        At December 31, 1998, the Company had in excess of $25 million of Federal net operating loss carryforwards, subject to certain annual limitations which expire from 2004 through 2011. To the extent the Company has taxable income in the future, these carryforwards may be used by the Company to reduce its cash outlay for taxes.

YEAR 2000 ISSUE

        The "Year 2000 Issue" is the result of computer systems, embedded semiconductors and related items not being able to distinguish the year 2000 from the year 1900. This issue affects virtually every business, including the Company's, and can affect both the Company's internal information systems, the equipment and components it buys from others and the products it sells.

        In early 1998, the Company formed a task force to assess the nature, extent and cost of remediation of any Year 2000 compliance issues confronting the Company and its suppliers. This project encompasses a review of the Company's internal systems and products as well as its suppliers' compliance. This assessment has been substantially completed with regard to the Company's internal information systems and at all of the Company's three divisions. As a result of its assessment process, the Company has identified certain corrective actions which may be required. The Company has completed the corrective actions required to be taken with regard to its internal information systems and believes such systems are compliant. With regard to its products, the Company has taken several corrective actions and others remain to be completed. Based upon its understanding of the corrective actions which may be required, the Company expects to complete all required actions by mid-1999.

        In connection with its assessment of the Year 2000 issues, the Company has sent out letters to its customers advising them of the Year 2000 issue and providing them with a testing procedure to diagnose any potential problems in equipment supplied to them by the Company. The Company has also sent questionnaires to its key suppliers requesting information regarding their own Year 2000 compliance efforts, as well as requesting confirmation that the components and services provided by those suppliers are Year 2000 compliant.

        Based upon its initial assessment, the Company believes that Year 2000 issues related to its internal systems and its products should not have a material impact on the Company's financial or operating performance. Although the Company believes that it is justified in relying upon the information and confirmations it has obtained from its key suppliers, the Company does not intend to obtain independent confirmation of its suppliers' Year 2000 compliance and, therefore, no assurances can be given that the companies upon which the Company relies will timely resolve their own Year 2000 compliance issues.

        The costs to implement the Company's Year 2000 plan are primarily the time devoted by personnel to assess the Year 2000 issues, to communicate with suppliers and customers and to formulate and implement any necessary changes. It is the Company's policy to expense such costs as incurred. To date, the financial impact to the Company of assessing and implementing the changes required to address the Year 2000 issue has not been material to the Company's business, operations, financial condition, liquidity and capital resources. Based upon the Company's current assessment, the Company does not expect the Year 2000 issue to have a material impact on its business, operations, financial condition, liquidity and capital resources in the future.

FACTORS THAT MAY AFFECT FUTURE RESULTS

Certain statements contained in this Appendix which are not related to historical results, including statements regarding JMAR's future sales or profit growth, competitive position or products, projects or processes currently under development and the ability of the Company to successfully introduce those products into the commercial marketplace or to apply those products, projects or processes to alternative applications and the Company's plans to address the Year 2000 issues, its estimated costs of remediation and testing, the impact of the failure to reach compliance and its timetable for the implementation of its Year 2000 plans, are forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties that could cause actual future performance and results to differ materially from those stated or implied in the forward-looking statements. These risks and uncertainties include concentration of sales to certain markets and customers, delays in shipments or cancellations of orders, failure of expected orders to materialize, fluctuations in margins, timing of future orders, customer reorganizations, failure of advanced technology to perform as predicted, uncertainties associated with the timing of the funding of government contracts, fluctuations in demand, delays in development, introduction and acceptance of new products, changing business and economic conditions in various geographic regions, technical obsolescence of existing products, technical problems in the development or modification of current products or manufacturing processes, the impact of competitive products and pricing, shifts in demand for the Company's products, the degree of success of technology transfer (e.g., advanced lithography sources, micromachining, etc.) to commercial products, availability of working capital to support growth, continued government funding of advanced lithography, successful integration of acquisitions, other competitive factors and temporary cessation of operations at one or more of its division facilities due to natural events such as floods, earthquakes and fires.

        JMAR's future operating results are also dependent on its ability to develop, manufacture and market, in a timely manner, innovative products that meet customers' needs and the continued growth of the semiconductor, computer disk drive, general microelectronics and medical equipment industries. Inherent in this process are a number of risks that the Company must successfully manage in order to achieve favorable operating results. The process of developing new high technology products is complex and uncertain and requires innovations that anticipate customer needs and technological trends. After the products are developed, the Company must quickly manufacture them in sufficient volumes at acceptable costs to meet demand and establish the necessary sales and marketing capabilities to assure adequate and timely sales volume.

        Although the Company has made substantial progress in its PXS X-ray source development program, the X-ray output levels achieved as of the end of 1998 were, in the Company's judgment, less than that required for commercially viable X-ray lithography. In order to prove that its technology works and to produce a completed product, the Company must complete the development and integration of these highly technical and complicated systems into a fully-integrated prototype. With any new technology, there is a risk that the market may not appreciate the benefits of the product. In addition, the Company's X-ray source system will compete against other developing technologies. Development by others of new or improved products, processes or technologies may make the Company's proposed product obsolete or less competitive. Also, the development of sophisticated laser products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs.

        Although JMAR has demonstrated initial versions of its Britelight lasers and its Microlight 1000, it has only recently introduced a low power version of the Britelight(TM) into the commercial marketplace. Along with some of the risks discussed in the preceding paragraph, the size of the potential market for that product is not yet known and there is no assurance that the Britelight(TM) laser will be accepted in the marketplace.

        In addition, portions of the Company's manufacturing operations are sometimes dependent on the ability of a targeted base of suppliers to provide core technology, sub-assemblies and common manufactured parts in time to meet critical distribution and manufacturing schedules. From time-to-time the Company could experience constrained supply of certain component parts due to a variety of reasons, including strong demand in certain product lines as well as strong demand in the industry. Such constraints could adversely affect JMAR's operating results until alternate sourcing is developed.

        As is the case for a large number of California-based companies, a significant portion of the Company's operations are located near major earthquake faults. The ultimate impact on the Company, significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake. The Company is predominantly self-insured for losses and interruptions caused by earthquakes.

        The operations of the Company involve the use of substances regulated under various federal, state and international laws governing the environment. It is the Company's policy to apply strict standards for environmental protection even if not subject to regulations imposed by local governments. The liability for environmental remediation and related costs is accrued when it is considered probable and the costs can be estimated. Environmental costs are presently not material to JMAR's operations or financial position.

        Although JMAR believes that it has the necessary product offerings and resources for continuing success, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its operations. Factors external to the Company can result in volatility of the Company's common stock price. Because of the foregoing factors, recent trends should not be considered reliable indicators of future stock prices or financial results.

        The Company denominates its foreign sales in U.S. dollars and the Company does not believe that foreign currency fluctuations will have a material adverse impact on its ability to compete with its domestic-based competitors. Foreign currency fluctuations, however, could make the Company's products less affordable in foreign markets and thus reduce the demand for such products. The Company attempts to mitigate credit risk relative to sales to foreign customers through its policy of generally requiring letters of credit.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To JMAR Technologies, Inc.:

        We have audited the accompanying consolidated balance sheets of JMAR Technologies, Inc. (formerly JMAR Industries, Inc.) (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JMAR Technologies, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                        Arthur Andersen LLP

San Diego, California
March 2, 1999

                             JMAR TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                  AS OF DECEMBER 31, 1998 AND DECEMBER 31, 1997
================================================================================


                                            ASSETS                                                      December 31,
                                            ------                                            --------------------------------
                                                                                                  1998                1997
                                                                                              ------------        ------------
Current Assets:
     Cash and cash equivalents .........................................................      $  3,848,183        $  3,644,117
     Accounts receivable, net ..........................................................         7,766,961           4,308,777
     Notes and other receivable ........................................................            66,682             111,285
     Inventories .......................................................................         5,848,936           4,685,883
     Prepaid expenses and other ........................................................           828,664             757,896
                                                                                              ------------        ------------
          Total current assets .........................................................        18,359,426          13,507,958
Receivable from officer ................................................................            83,212              78,378
Property and equipment, net ............................................................         2,710,699           2,500,404
Other assets, net ......................................................................         1,245,987             794,073
Goodwill, net ..........................................................................           475,509             388,065
                                                                                              ------------        ------------

         TOTAL ASSETS ..................................................................      $ 22,874,833        $ 17,268,878
                                                                                              ============        ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable ..................................................................      $  4,728,068        $  1,175,717
     Accrued liabilities ...............................................................           570,945             546,615
     Accrued payroll and related costs .................................................         1,153,304           1,228,853
     Line of credit ....................................................................         2,100,000             475,000
     Notes payable and capital lease obligations .......................................           593,975             447,246
                                                                                              ------------        ------------
          Total current liabilities ....................................................         9,146,292           3,873,431
                                                                                              ------------        ------------
Notes payable and capital lease obligations, net of current portion ....................           475,362             907,235
                                                                                              ------------        ------------
Commitments and contingencies (Notes 7 and 9)
Stockholders' equity:
     Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued and
         outstanding as of December 31, 1998 and December 31, 1997 .....................               -                   -
     Common stock, $.01 par value; 40,000,000 shares authorized;
         Issued and outstanding 18,080,853 shares as of December 31, 1998 and
        17,890,952 shares as of December 31, 1997 ......................................           180,809             178,910
     Additional paid-in capital ........................................................        36,593,901          36,587,674
     Accumulated deficit ...............................................................       (23,521,531)        (24,278,372)
                                                                                              ------------        ------------
          Total stockholders' equity ...................................................        13,253,179          12,488,212
                                                                                              ------------        ------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................................      $ 22,874,833        $ 17,268,878
                                                                                              ============        ============

================================================================================

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                             JMAR TECHNOLOGIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
================================================================================

                                                                          Year ended December 31,
                                                           ------------------------------------------------------
                                                               1998                 1997                 1996
                                                           ------------         ------------         ------------
Product sales ...........................................  $ 16,340,637         $ 19,228,621         $ 14,585,585
Contract sales ..........................................     8,220,197            2,233,006            1,745,505
                                                           ------------         ------------         ------------
          Total revenues ................................    24,560,834           21,461,627           16,331,090
Product costs of sales ..................................     9,789,606           11,144,172            8,501,889
Contract costs of sales .................................     5,583,337            1,487,139            1,137,065
                                                           ------------         ------------         ------------
          Gross profit ..................................     9,187,891            8,830,316            6,692,136
                                                           ------------         ------------         ------------
Operating Expenses:
     Selling, general and administrative ................     6,153,100            6,194,333            4,884,050
     Research, development and engineering ..............     2,026,482            1,699,010            1,304,119
     Asset writedowns and non-recurring items ...........       100,000             (589,969)                 -
                                                           ------------         ------------         ------------
          Total operating expenses ......................     8,279,582            7,303,374            6,188,169
                                                           ------------         ------------         ------------
Income from operations ..................................       908,309            1,526,942              503,967
Interest and other income (expense), net ................        61,963              104,905              388,974
Interest expense ........................................      (181,227)            (181,562)            (288,372)
                                                           ------------         ------------         ------------
Income before income taxes ..............................       789,045            1,450,285              604,569
Income tax (provision) benefit ..........................       (32,204)             345,000              175,000
                                                           ------------         ------------         ------------
Net income ..............................................  $    756,841         $  1,795,285         $    779,569
                                                           ============         ============         ============
Net income per share:
     Basic ..............................................  $        .04         $        .11         $        .05
                                                           ============         ============         ============
     Diluted ............................................  $        .04         $        .10         $        .05
                                                           ============         ============         ============
Shares used in computation of net income per share:
     Basic ..............................................    18,046,860           17,065,860           15,582,579
                                                           ============         ============         ============
     Diluted ............................................    19,112,634           18,601,119           16,755,753
                                                           ============         ============         ============

================================================================================

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             JMAR TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

================================================================================



                                             Common Stock                    Preferred Stock
                                        Shares           Amount           Shares          Amount
                                     ------------     ------------     ------------    ------------
Balance, December 31, 1995 ......      14,228,585     $    142,286              -      $        -
Issuance of stock related to
   acquisition of Cal ASIC ......       1,427,526           14,275              -               -
Debt converted to equity ........         440,000            4,400              -               -
Stock issued upon exercise of
    warrants ....................         474,158            4,742              -               -
Issuance of stock ...............         190,000            1,900              -               -
Net income ......................             -                -                -               -
                                     ------------     ------------     ------------    ------------
Balance, December 31, 1996 ......      16,760,269          167,603              -               -
Stock issued upon exercise of
   warrants and options .........         681,618            6,816              -               -
Debt converted to equity ........         156,634            1,566              -               -
Issuance of stock ...............       1,008,252           10,083              -               -
Retirement of stock related to
   acquisition of Cal ASIC ......        (715,821)          (7,158)             -               -
Net income ......................             -                -                -               -
                                     ------------     ------------     ------------    ------------
Balance, December 31, 1997 ......      17,890,952          178,910              -               -
Stock issued upon exercise of
   warrants and options .........         213,812            2,138              -               -
Issuance of stock for services ..          44,184              442              -               -
Issuance of stock related to
   acquisition of minority
   interest of JSI ..............          24,045              240              -               -
Repurchases of stock ............        (184,300)          (1,843)             -               -
Issuance of stock related to
   acquisition of Continuum
   Engineering ..................          92,160              922              -               -
Net income ......................             -                -                -               -
                                     ------------     ------------     ------------    ------------
Balance, December 31, 1998 ......      18,080,853     $    180,809              -      $        -
                                     ============     ============     ============    ============


                                      Additional                          Total
                                        Paid-in        Accumulated     Stockholders'
                                        Capital          Deficit          Equity
                                     ------------     ------------     ------------
Balance, December 31, 1995 ......    $ 31,796,142     $(26,853,226)    $  5,085,202
Issuance of stock related to
   acquisition of Cal ASIC ......       1,707,270              -          1,721,545
Debt converted to equity ........         973,021              -            977,421
Stock issued upon exercise of
    warrants ....................         644,426              -            649,168
Issuance of stock ...............         154,100              -            156,000
Net income ......................             -            779,569          779,569
                                     ------------     ------------     ------------
Balance, December 31, 1996 ......      35,274,959      (26,073,657)       9,368,905
Stock issued upon exercise of
   warrants and options .........         661,539              -            668,355
Debt converted to equity ........         467,622              -            469,188
Issuance of stock ...............       3,219,472              -          3,229,555
Retirement of stock related to
   acquisition of Cal ASIC ......      (3,035,918)             -         (3,043,076)
Net income ......................             -          1,795,285        1,795,285
                                     ------------     ------------     ------------
Balance, December 31, 1997 ......      36,587,674      (24,278,372)      12,488,212
Stock issued upon exercise of
   warrants and options .........         161,546              -            163,684
Issuance of stock for services ..          21,099              -             21,541
Issuance of stock related to
   acquisition of minority
   interest of JSI ..............          36,864              -             37,104
Repurchases of stock ............        (347,360)             -           (349,203)
Issuance of stock related to
   acquisition of Continuum
   Engineering ..................         134,078              -            135,000
Net income ......................             -            756,841          756,841
                                     ------------     ------------     ------------
Balance, December 31, 1998 ......    $ 36,593,901     $(23,521,531)    $ 13,253,179
                                     ============     ============     ============

================================================================================

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             JMAR TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
================================================================================


                                                                                             Year ended December 31,
                                                                                   ---------------------------------------------
                                                                                      1998             1997             1996
                                                                                   -----------      -----------      -----------
Cash flows from operating activities:
     Net income ................................................................   $   756,841      $ 1,795,285      $   779,569
     Adjustments to reconcile net income to net cash
      used in operating activities:
         Depreciation and amortization .........................................       812,724          700,644          668,172
         Services received in exchange for
            common stock or warrants ...........................................        21,541            9,864              -
         Asset writedowns and non-recurring items ..............................       100,000         (589,969)             -
     Change in assets and liabilities net of
       effects from acquisitions, asset writedowns and non-recurring items:
          Increase in:
          Accounts receivable, net .............................................    (3,409,102)      (1,434,015)      (1,252,278)
          Inventories ..........................................................    (1,133,215)        (830,571)      (1,307,937)
          Prepaid expenses and other ...........................................       (68,696)        (556,109)        (654,320)
          Other assets .........................................................      (592,031)        (699,349)        (132,172)
          Increase (decrease) in:
          Customer deposits ....................................................         9,997         (724,325)         736,950
          Accounts payable and accrued liabilities .............................     3,461,361          377,057          748,329
                                                                                   -----------      -----------      -----------
     Net cash used in operating activities .....................................       (40,580)      (1,951,488)        (413,687)
                                                                                   -----------      -----------      -----------
Cash flows from investing activities:
     Patent costs ..............................................................       (60,628)         (47,451)         (12,905)
     Capital expenditures ......................................................      (803,498)        (763,697)        (941,597)
     Increase in notes and other receivables ...................................        (4,834)        (307,939)        (187,722)
     Payments received on notes receivable .....................................        13,422          897,857        1,004,502
     Acquisition costs, net of cash acquired ...................................        37,103              -            (86,393)
                                                                                   -----------      -----------      -----------
          Net cash used in investing activities ................................      (818,435)        (221,230)        (224,115)
                                                                                   -----------      -----------      -----------
Cash flows from financing activities:
     Net borrowings (payments) under short-term debt agreements ................     1,625,000         (969,281)         (82,648)
     Net borrowings (payments)  of notes payable ...............................      (376,400)         273,222          706,921
     Net proceeds from the issuance of common stock ............................           -          3,215,253          156,000
     Repurchases of stock ......................................................      (349,203)             -                -
     Net proceeds from the exercise of options and  warrants ...................       163,684          668,355          649,168
                                                                                   -----------      -----------      -----------
          Net cash provided by financing
            activities .........................................................     1,063,081        3,187,549        1,429,441
                                                                                   -----------      -----------      -----------
Net increase in cash and cash equivalents ......................................       204,066        1,014,831          791,639
Cash and cash equivalents, beginning of
  period .......................................................................     3,644,117        2,629,286        1,837,647
                                                                                   -----------      -----------      -----------
Cash and cash equivalents, end of period .......................................   $ 3,848,183      $ 3,644,117      $ 2,629,286
                                                                                   ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY: On May 23, 1996, the Company acquired approximately 94 percent of the outstanding common stock of JMAR Semiconductor (formerly California ASIC). As consideration for the acquisition, the Company issued an aggregate of approximately 1,427,526 shares of its common stock. On December 7, 1998, the Company acquired 100% of the outstanding common stock of Continuum Engineering, Inc. As consideration for the acquisition, the Company issued an aggregate of 92,160 shares of its common stock (See Note 3).

================================================================================
The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             JMAR TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    DESCRIPTION OF THE COMPANY

            The accompanying consolidated financial statements include the accounts of JMAR Technologies, Inc. (formerly JMAR Industries, Inc.) (the "Company" or "JMAR") and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

            The Company develops, manufactures and markets precision measurement, yield enhancement and laser manufacturing systems, provides custom semiconductor products for the microelectronics industry and is a leading developer of advanced lithography sources for production of future higher performance semiconductors.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a.    Cash and Cash Equivalents

            The Company defines cash and equivalents to include cash on hand and cash invested in short-term securities which have original maturities of less than 90 days.

      b.    Fair Value of Financial Instruments

            The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable, capital lease obligations and borrowings under the Company's line of credit approximates fair value.

      c.    Pervasiveness of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      d.    Inventories

            Inventories are carried at the lower of cost on the first-in, first-out basis or market and are comprised of materials, direct labor and applicable manufacturing overhead.

      e.    Income Taxes

            The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109 ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


            Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established for net deferred tax assets when it is uncertain that such tax assets will be realized.

      f.    Property and Equipment

            Property and equipment are recorded at cost. Depreciation and amortization are provided over the assets' estimated useful life of three to ten years using the straight-line method. Maintenance and repairs are expensed as incurred. Costs capitalized for self constructed assets include direct material, labor and applicable overhead.

      g.    Goodwill and Other Assets

            Goodwill is amortized by systematic charges to income over the periods estimated to be benefited, generally five to ten years. The Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of these assets. During 1997 management determined that such an impairment had occurred relative to a portion of its custom semiconductor business. Accordingly, the Company wrote-off a portion of the goodwill associated with that business. Management believes that there has been no impairment of goodwill as reflected in the Company's consolidated financial statements as of December 31, 1998. Accumulated amortization of goodwill was $561,312 and $474,651 at December 31, 1998 and 1997, respectively. Patent costs are amortized over ten years, and other assets, including capitalized software, are amortized over not more than five years. Accumulated amortization of other assets was $568,317 and $338,382 at December 31, 1998 and 1997, respectively.

      h.    Long-Lived Assets

            In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires the adjustment of the carrying value of long-lived assets and certain identifiable intangibles, if their value is determined to be impaired. The Company adopted the provisions of this standard on January 1, 1996. The adoption of SFAS 121 had no material impact on the accompanying financial statements.

      i.    Revenues

            Product revenues are generally recognized when the product is shipped and all risks of ownership have passed to the customer. Contract revenues are recognized based on the percentage of completion method wherein income is recognized pro-rata over the life of the contract based on the ratio of total incurred costs to anticipated total costs of the contract. Actual costs could differ from these estimated costs. Estimated losses are fully charged to operations when identified.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


      j.    Earnings Per Share

            Effective December 15, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. There was no impact on previously reported earnings per share (see Note 13).

      k.    Stock Options

            Effective January 1, 1996, the Company adopted the disclosure only requirement of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. The adoption of SFAS 123 had no material impact on the accompanying financial statements (see Note 12).

      l.    Reclassifications

            Certain reclassifications have been made to the prior year financial statements to conform with the 1998 presentation.

      m.    New Accounting Pronouncements

            In 1998, the Company adopted FASB Statement No. 130 ("SFAS 130"), Reporting Comprehensive Income. SFAS 130 requires the reporting of additional financial information. For each of the three years ended December 31, 1998, there was no difference in the Company's Net Income and Comprehensive Income.

            In February, 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits". SFAS No. 132 revises and standardizes employers' disclosures about pension and other postretirement benefits, but it does not change the measurement or recognition of those benefits. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 further requires restatement of disclosures for earlier periods provided for comparative purposes. The adoption of SFAS No. 132 did not have any impact on the Company's consolidated financial statements or disclosures thereto.

            In March, 1998, the Accounting Standards Executive Committee (AcSEC) issued AICPA Statement of Position (SOP) 98-1, "Accounting for costs of computer software developed or obtained for internal use". This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal-use software and provides assistance in determining when computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company believes that the adoption of SOP 98-1 will have no significant impact on the Company's consolidated financial statements, results of operations, or related disclosures thereto.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


            The Company has adopted the FASB's Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 does not affect the results of operations or financial position, but does affect the disclosure of the segment information that is disclosed in the Notes to the Consolidated Financial Statements (see Note 14).

            In April, 1998, AcSEC issued SOP 98-5, "Reporting on the costs of start-up activities". This statement provides guidance on financial reporting of start-up costs and organization costs and requires that such costs of start-up activities be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company believes that the adoption of SOP 98-5 will have no significant impact on the Company's consolidated financial statements, results of operations, or related disclosures thereto.


3.    ACQUISITIONS

            On May 23, 1996, the Company acquired (the "Acquisition") approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc. ("Cal ASIC") (subsequently renamed JMAR Semiconductor). JMAR Semiconductor is a "fab-less" supplier of semiconductors focusing on the development and delivery of high performance custom microcircuits for a wide range of commercial, medical and military electronics uses. The Acquisition involved a private tender offer to the shareholders of Cal ASIC (the "Sellers"). As consideration for the Acquisition, the Company issued to the Sellers an aggregate of 1,427,526 shares of its Common Stock. The purchase price was negotiated at arm's length. The Company has accounted for the Acquisition as a purchase effective June 1, 1996. The allocation of the purchase price of Cal ASIC reflected in the accompanying financial statements has been prepared based upon an independent appraisal of certain of the acquired assets and using management's estimate of fair value for the remaining net assets. Related goodwill of $164,946 at December 31, 1998 is being amortized over five years.

            In October, 1997, the Company received approximately 716,000 freely tradable shares of Company common stock with a market value of approximately $2,839,000 from the former principal shareholders of Cal ASIC as settlement (the "Settlement") of certain claims under the terms of the original purchase agreement. These shares were retired by the Company. JMAR's ownership position in JMAR Semiconductor remained unchanged as a result of the Settlement. This non-recurring gain of approximately $2,839,000 has been offset in part by the writedown of certain assets primarily related to JMAR Semiconductor in the amount of $1,594,000 and costs incurred as a result of the reorganization of JMAR Semiconductor in the amount of $655,031 resulting in a net gain of $589,969. In May, 1998, the Company acquired the remaining outstanding shares of JMAR Semiconductor.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


            On December 7, 1998, the Company acquired 100 percent of the outstanding common stock of Continuum Engineering, Inc. ("CEI"). As consideration, the Company issued to the sole shareholder of CEI 92,160 shares of its Common Stock. The purchase price was negotiated at arm's length and the acquisition was accounted for as a purchase effective December 1, 1998. Included in the Consolidated Balance Sheet at December 31, 1998 is goodwill of $150,000 related to this acquisition.


4.  INVENTORIES

            At December 31, 1998 and 1997, inventories consisted of the following:

                                                           1998              1997
                                                        ----------        ----------
Raw materials, components and sub-assemblies .....      $3,127,225        $3,673,414
Work-in-process ..................................       2,068,309           680,883
Finished goods ...................................         653,402           331,586
                                                        ----------        ----------
                                                        $5,848,936        $4,685,883
                                                        ==========        ==========

5.    ACCOUNTS RECEIVABLE

            At December 31, 1998 and 1997, accounts receivable consisted of the following:

                                                1998                1997
                                            -----------         -----------
Trade ..................................    $ 2,762,563         $ 3,367,271
Trade - unbilled .......................        245,013             367,875
U.S. Government - billed ...............      3,988,231              10,350
U.S. Government - unbilled .............        814,524             598,828
                                            -----------         -----------
                                              7,810,331           4,344,324
Less - Reserve for doubtful accounts ...        (43,370)            (35,547)
                                            -----------         -----------
                                            $ 7,766,961         $ 4,308,777
                                            ===========         ===========

            All unbilled receivables at December 31, 1998 and 1997, are expected to be billed and collected within one year. Payment to the Company, for performance on certain U.S. Government contracts, is subject to progress payment audits by the Defense Contract Audit Agency and are recorded at the amounts expected to be realized.


6.    PROPERTY AND EQUIPMENT

            At December 31, 1998 and 1997, property and equipment consisted of the following:

                                         1998                1997
                                     -----------         -----------
Equipment and machinery .........    $ 5,003,891         $ 4,505,804
Furniture and fixtures ..........        609,659             407,722
Leasehold improvements ..........        106,462              85,892
                                     -----------         -----------
                                       5,720,012           4,999,418
Less-Accumulated depreciation ...     (3,009,313)         (2,499,014)
                                     -----------         -----------
                                     $ 2,710,699         $ 2,500,404
                                     ===========         ===========

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


7.    COMMITMENTS AND CONTINGENCIES

            The Company leases office facilities under operating leases and certain equipment and software under capital leases. Minimum future rental payments as of December 31, 1998 are as follows:

                                          Capital          Operating
                                           Leases            Leases
                                         ---------         ---------
1999 ............................        $ 130,179         $ 407,866
2000 ............................              936           198,686
Thereafter ......................              -                 -
                                         ---------         ---------
                                           131,115         $ 606,552
                                                           =========
Amount representing interest ....           (5,543)
                                         ---------
                                           125,572
Less: Current portion ...........         (124,636)
                                         ---------
                                         $     936
                                         =========

            During September, 1996, the Company entered into a $950,000 lease financing agreement with Leasing Technologies International, Inc., the proceeds of which have been used to finance JMAR Semiconductor equipment and software financing requirements. The above amount for capital leases represents the amount outstanding pursuant to that agreement at December 31, 1998.

            Related rent expense was $380,748, $363,339 and $315,515 for the years ended December 31, 1998, 1997 and 1996, respectively.

            In the ordinary course of business, the Company has been involved in various legal proceedings and claims. Currently there are no significant legal proceedings or claims which, in the opinion of management, would have a material adverse effect on the Company's consolidated financial position or results of operations.

            The Company has entered into employment agreements with several of its key employees.


8.    NOTES PAYABLE

            Notes payable as of December 31, 1998 and 1997, were as follows:

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


                                                                                           1998                1997
                                                                                       -----------         -----------
Working capital line of credit in the amount of $5,000,000 with Comerica Bank -
California. Advances bear interest at prime rate. The line is renewable at the
Bank's option yearly on May 1st and interest on the line is payable monthly.
Advances are secured by all assets of the Company. The bank agreements contain
covenants, among other items, relating to income levels and financial ratios ......    $ 2,100,000         $   475,000

Unsecured convertible promissory notes bearing interest at 8.25 percent ...........            -                20,000

Note payable due in monthly principal installments of $10,417 plus interest through October 2000, interest at prime plus 1.25%,
secured by all assets of the Company ..............................................        218,741             343,745

Note payable with monthly interest payments only through April 1998. Commencing
May 1998, due in monthly principal installments of $10,417 plus interest at
prime plus .5% through May 2002, secured by all assets of the Company .............        447,917             500,000

Notes payable due May 2000, interest at 12 percent, secured by
certain machinery and equipment ...................................................        187,462             187,462

Capital leases (see Note 7) .......................................................        131,115             298,393

Other notes payable ...............................................................         84,102               4,881
                                                                                       -----------         -----------
                                                                                         3,169,337           1,829,481

Less: Current portion .............................................................     (2,693,975)           (922,246)
                                                                                       ===========         ===========
                                                                                       $   475,362         $   907,235
                                                                                       ===========         ===========


            During October 1993 the Company issued $2,500,000 of convertible promissory notes (the "Notes") of which none remained outstanding at December 31, 1998. The Notes were initially convertible into shares of Common Stock of the Company at $3.75 per share. In October 1996, the Company entered into an agreement to amend the terms of the Notes, whereby the conversion price for a pro-rata share of the Notes (62.5 percent) was lowered to $2.27 per share, which was the fair market value of the Company's Common Stock at the time of the amendment. Pursuant to these amended terms, holders of $1,000,000 in Notes converted the Notes into 440,000 shares. In July, 1997, the Company entered into an agreement to amend the terms of the Notes, whereby the conversion price for a pro-rata share of the Notes (80 percent) was lowered to $3.00 per share. Pursuant to these amended terms, holders of $470,000 in Notes converted the Notes. These transactions had no impact on the Company's results of operations for any of the periods presented in the accompanying financial statements, other than the corresponding reduction in interest expense.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


            The weighted average interest rate on the loan with Comerica Bank-California was 8.6% and 9.25% for 1998 and 1997, respectively. The maximum amount outstanding was $3,000,000 and $1,250,000 and the average amount outstanding was $943,750 and $353,541 during 1998 and 1997, respectively.

            Interest paid for the years ended December 31, 1998, 1997 and 1996 was $160,966, $162,488 and $289,248, respectively.


9.    RELATED PARTY TRANSACTIONS

            During 1996, the Company renewed the employment contract with its Chief Executive Officer, Dr. John S. Martinez to provide for a yearly salary of not less than $175,000 and extended the term thereof to December 31, 1999. In 1993, the Company loaned Dr. Martinez $59,000 with interest at 6% per annum to assist Dr. Martinez in paying certain income taxes that he personally incurred in connection with a transaction that he undertook in support of the Company.


10.   INCOME TAXES

            For the years ended December 31, 1997 and 1996, the Company has recorded a tax benefit of $345,000 and $175,000, respectively, related to the estimated future utilization of net operating loss carryforwards. The provision for federal and state income taxes for the year ended December 31, 1998 is for alternative minimum taxes. The Company paid taxes of $32,204 in 1998.

            At December 31, 1998, the Company had Federal net operating loss carryforwards as follows:

EXPIRES
-------
2004...................................................................        $ 1,184,000
2005...................................................................          2,840,000
2006...................................................................            961,000
2007...................................................................          4,546,000
2008...................................................................          6,932,000
2009...................................................................          6,860,000
2010...................................................................          2,265,000
2011...................................................................            585,000
                                                                               ===========
Total..................................................................        $26,173,000
                                                                               ===========


            The Company has approximately $1,496,000 of temporary differences that will offset future taxable income subject to the change in ownership limitations discussed below.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


            Realization of future tax benefits from utilization of the net operating loss carryforwards for income tax purposes is limited by the change in ownership (as defined for Federal Income Tax Reporting Purposes) as a result of the Company's initial public offering in May 1990. As a result of additional financings in 1992 and 1993, additional ownership changes have occurred which restrict the Company's ability to utilize its net operating loss carryforwards and any "built in losses." In addition, the net operating losses of acquired companies are also subject to separate change of ownership limitations. Of the above net operating loss carryforwards, annual limitations of approximately $813,000 apply to approximately $5,349,000 of Company and acquired company loss carryforwards. Approximately $20,824,000 of the net operating loss carryforwards are not subject to annual limitations.

            The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

DEFERRED TAX ASSETS:                                        1998                1997
                                                        -----------         -----------

        Net operating loss carryforwards ...........    $ 8,899,000         $ 8,652,000
        Losses from equity and other investments ...        492,000             492,000
        Other ......................................         16,000             547,000
                                                        -----------         -----------
               Total gross deferred tax assets .....      9,407,000           9,691,000
               Less valuation reserve ..............     (8,887,000)         (9,171,000)
                                                        -----------         -----------
               Net deferred tax asset ..............    $   520,000         $   520,000
                                                        ===========         ===========


            The valuation reserve as of December 31, 1998 represents deferred tax assets which management believes, based on the Company's history of operating losses, may not be realized in future periods.

            The effective income tax rate for 1998, 1997 and 1996 varied from the statutory federal income tax rate as follows:

                                                   1998         1997         1996
                                                  ------       ------       ------
Statutory federal income tax rate ........            34%          34%          34%
State income tax .........................             6            6            6
Permanent differences ....................             2            1            2
Benefit recorded due to net operating loss
  carryforward position ..................           (38)         (65)         (71)
                                                  ------       ------       ------
                                                       4%         (24)%        (29)%
                                                  ======       ======       ======

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


11.   STOCKHOLDERS' EQUITY

            During the year ended December 31, 1996, the Company received net proceeds of approximately $805,000 from the exercise of warrants into approximately 474,000 shares of common stock and private placements of approximately 190,000 shares of common stock.

            During the year ended December 31, 1997, the Company received net proceeds of approximately $3,898,000 from the private placements of approximately 1,008,000 shares of common stock and the exercise of warrants and options into approximately 682,000 shares of common stock.

            During the year ended December 31, 1998, the Company received net proceeds of approximately $164,000 from the exercise of warrants and options into approximately 214,000 shares of common stock.


12.   STOCK-BASED COMPENSATION PLANS

            The Company has four stock option or warrant plans, the 1988 Stock Option Plan (the "1988 Plan"), the 1991 Stock Option Plan (the "1991 Plan"), the Management Anti-Dilution Plan (the "Anti-Dilution Plan"), and an incentive plan which provides for the issuance of warrants to JPSI employees (the "JPSI Plan"). The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123 ("SFAS 123"), the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                              1998            1997            1996
                                              ----            ----            ----

Net Income:        As Reported             $756,841      $1,795,285         $779,569
                   Pro Forma                403,764       1,492,559          668,169

Basic EPS:         As Reported                  .04             .11              .05
                   Pro Forma                    .02             .09              .04

Diluted EPS:       As Reported                  .04             .10              .05
                   Pro Forma                    .02             .08              .04


            Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


            The Company was authorized to grant options or warrants to its employees (including directors) and consultants for up to 120,000 shares under the 1988 Plan, 1,480,000 shares under the 1991 Plan, 806,637 shares under the Anti-Dilution Plan, and 450,000 shares under the JPSI Plan. As of December 31, 1998, the Company has granted options for 110,782 shares under the 1988 Plan, 1,232,662 options under the 1991 Plan, 424,246 warrants under the Anti-Dilution Plan, and 244,500 warrants under the JPSI Plan. In addition, 50,000 non-qualified options have been granted to an employee outside of the above plans. Under all Plans the option or warrant exercise price is equal to or more than the stock's market price on date of grant. In 1996, the Company repriced 737,340 options and warrants under the 1991 Plan, the Anti-Dilution Plan and JPSI Plan and changed the initial vesting period of 655,230 of such warrants to provide for vesting on the earliest of (i) forty five days after such time as the closing high bid price of the Company's common stock for 20 consecutive trading days is greater than $6.38; (ii) the exercise by the warrantholders of at least 90 percent of the Company's warrants which currently trade on the Nasdaq NMS; or (iii) nine years and six months after the date of grant.

            A summary of the status of the total number of stock options or warrants pursuant to all four of the above "plans" as of December 31, 1996, 1997 and 1998 and changes during the years then ended is presented in the table and narrative below:


                                          1998                          1997                          1996
                               --------------------------    --------------------------    --------------------------
                                                 Wtd Avg                       Wtd Avg                       Wtd Avg
                                  Shares        Ex Price        Shares        Ex Price        Shares        Ex Price
                               -----------    -----------    -----------    -----------    -----------    -----------
Outstanding at beg. of year      1,589,752    $      2.54      1,319,369    $      2.69        993,518    $      4.35
Granted                            507,442           2.78        587,500           2.67        330,184           2.37
Exercised                          (95,214)          0.90        (70,764)          2.27            -              -
Forfeited                          (95,000)          3.18       (246,353)          3.69         (4,333)          3.27
                               -----------                   -----------                   -----------
Outstanding at end of year       1,906,980           2.66      1,589,752           2.54      1,319,369           2.69
                               -----------                   -----------                   -----------
Exercisable at end of year         533,294                       375,071                       261,418
Weighted avg. fair value
   of options or warrants
   granted                            2.78                          2.51                          1.61


            131,056 of the 1,906,980 options and warrants outstanding at December 31, 1998 have exercise prices between $.53 and $1.09 with a weighted average exercise price of $.89 and a weighted average remaining contractual life of 6.6 years. All of these options and warrants are exercisable. 791,976 of the options and warrants outstanding at December 31, 1998 have exercise prices between $1.72 and $2.94 with a weighted average exercise price of $2.49 and a weighted average remaining contractual life of 8.6 years. 217,186 of these options and warrants are exercisable. 929,448 of the options and warrants at December 31, 1998 have exercise prices of $3.00 with a weighted average exercise price of $3.00 and a weighted average remaining contractual life of 5.8 years. 171,717 of these options and warrants are exercisable. 54,500 of the options and warrants outstanding at December 31, 1998 have exercise prices between $3.13 and $4.06 with a weighted average exercise price of $3.47 and a weighted average remaining contractual life of 8.4 years. 13,335 of these options and warrants are exercisable.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


            The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998: risk-free interest rate of approximately 6 percent; expected dividend yields of 0 percent, expected lives of 6 years, and expected volatility of 48 percent.

13.   EARNINGS PER SHARE

            In 1997, the Company adopted FASB Statement No. 128 ("SFAS No. 128"), Earnings per Share. Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share for the years ended December 31, 1998, 1997 and 1996 were computed by dividing net income by the sum of the weighted average number of shares of common stock (18,046,860, 17,065,860 and 15,582,579 for 1998, 1997 and 1996, respectively) plus dilutive employee stock options and warrants (130,260, 314,276 and 154,364 for 1998, 1997 and 1996, respectively) and other dilutive warrants and options (935,514, 1,220,983 and 1,018,810 for 1998, 1997 and 1996, respectively).


14.   SEGMENT INFORMATION

            In 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which changes the way the Company reports information about its operating segments. The Company's three reportable segments have separate management teams and infrastructures that offer different products and services and are affected by different economic conditions.

            Precision Systems: This segment includes the manufacture, marketing and sale of the Company's measurement and inspection systems, positioning and motion control systems and laser processing systems.

            Contract Research and Development: This segment includes the development of the Company's micro-technology emerging products, including: next-generation X-ray and other lithography sources for manufacturing and inspecting tomorrow's high-performance semiconductors; ultra-precision laser machining systems; and other leading-edge products based on its patented laser technology.

            Semiconductor Products and Processes: Using advanced tools and established foundry relationships with semiconductor producers, this segment, which consists of a "fab-less" supplier of semiconductors, focuses on the development and delivery of high-performance custom microcircuits for a wide range of commercial, medical and military electronics uses. This segment also provides high value technology services related to semiconductor fabrication and production.

            The accounting policies of the reportable segments are the same as those described in Note 2 of Notes to Consolidated Financial Statements. The Company evaluates the performance of its operating segments primarily based on revenues and operating income. Corporate costs are generally allocated to the segments.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


            Segment information for the years 1998, 1997 and 1996 was as follows:


                                                Contract      Semiconductor
                              Precision        Research &       Products &
                               Systems        Development       Processes         Corporate          Total
                             -----------      -----------     -------------      -----------      -----------
1998:
   Revenues                  $16,001,541      $ 5,607,167      $ 2,952,126        $      -        $24,560,834
   Operating income              343,173          428,170          136,966               -            908,309
   Intersegment cost
    reimbursement                688,144              -                -                 -            688,144
   Total assets               10,311,692        3,281,280        4,895,127         4,386,734       22,874,833
   Capital expenditures          471,609          192,620          113,492            25,777          803,498
   Depreciation and
      amortization               553,502           78,115          124,258            56,849          812,724

1997:
   Revenues                   18,950,828        2,233,006          277,793               -         21,461,627
   Operating income
      (loss)                   1,482,128          106,727          (61,913)              -          1,526,942
   Total assets               10,058,498        1,352,936        1,924,309         3,933,135       17,268,878
   Capital expenditures          458,534           58,023          234,681            12,459          763,697
   Depreciation and
      amortization               378,322           69,163          189,184            63,975          700,644

1996:
   Revenues                   14,585,585        1,745,505              -                 -         16,331,090
   Operating income
      (loss)                   1,033,278           85,918         (615,229)              -            503,967
   Total assets                8,522,674          831,402        3,331,681         2,709,761       15,395,518
   Capital expenditures          429,102           50,521          460,618             1,356          941,597
   Depreciation and
      amortization               257,352          118,006          201,186            91,628          668,172


            In the table above, Corporate includes income and expenses not allocated to reportable segments. Corporate assets are principally cash, deferred income taxes and other assets.


SIGNIFICANT CUSTOMERS

            Sales to the United States Government aggregated $8,220,197, $2,062,131 and $1,468,546 in 1998, 1997 and 1996, respectively. Within the
Precision Systems segment, sales to one customer totaled $7,279,778, $8,285,304 and $4,824,754 in 1998, 1997 and 1996, respectively. Also within the Precision Systems segment, two other customers accounted for $1,982,040 and $1,748,724 of the Company's revenues in 1996.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


EXPORT SALES

            The following table presents revenues by country based on where the product was shipped to or where the services were provided.


                       1998             1997             1996
                   -----------      -----------      -----------
United States      $16,605,291      $12,523,252      $12,925,642
Mexico               4,723,499        3,619,195          430,000
Malaysia             1,801,438        1,830,602          786,931
Costa Rica             522,015          263,059              -
Hong Kong                  -          1,548,198              -
Switzerland                -                -          1,446,965
Others                 908,591        1,677,321          741,552
                   -----------      -----------      -----------
   Total           $24,560,834      $21,461,627      $16,331,090
                   ===========      ===========      ===========


            All assets of the Company are located in the United States.

CORPORATE OFFICES

CORPORATE HEADQUARTERS
JMAR Technologies, Inc.
3956 Sorrento Valley Blvd.
San Diego, CA 92121
(858) 535-1706

JMAR PRECISION SYSTEMS, INC.
9207 Eton Avenue
Chatsworth, CA 91311
(818) 700-8977

JMAR SEMICONDUCTOR, INC.
13845 Alton Parkway
Irvine, CA 92618
(949) 581-9024

JMAR RESEARCH, INC.
3956 Sorrento Valley Blvd.
San Diego, CA 92121
(858) 535-1706

STOCK REGISTRAR & TRANSFER AGENT
American Securities Transfer, Inc.
938 Quail Street, Suite 101
Lakewood, CO 80215
(303) 234-5300

INDEPENDENT AUDITORS
Arthur Andersen LLP
701 B Street
San Diego, CA 92101

ANNUAL MEETING OF SHAREHOLDERS
Thursday, August 12, 1999, 10:00 a.m.
Hilton La Jolla Torrey Pines
10950 North Torrey Pines Road
La Jolla, CA 92037
(858) 558-1500




[JMAR LOGO]
JMAR TECHNOLOGIES, INC.
3956 Sorrento Valley Blvd.
San Diego, CA 92121
ph. (858) 535-1706
www.jmar.com

PROXY                                                                      PROXY


                             JMAR TECHNOLOGIES, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS


The undersigned shareholder of JMAR Technologies, Inc. hereby appoints Joseph G. Martinez and Dennis E. Valentine and each of them, with full power of substitution to each, proxies of the undersigned to represent the undersigned at the 1999 Annual Meeting of the Shareholders of JMAR Technologies, Inc. to be held on Thursday, August 12, 1999 at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California, at 10:00 a.m., local time, and at any adjournment(s) thereof, with all powers, including voting rights, which the undersigned would possess if personally present at said meeting on the following:


(1) Election of five Directors of the Company to serve until the 2000 Annual
Meeting of Shareholders of JMAR Technologies, Inc. and until their respective successors are duly elected and qualified.

   [ ]  FOR ALL NOMINEES LISTED BELOW       [ ]  WITHHOLD  AUTHORITY to vote for all listed below
(except as marked to the contrary below)

   John S. Martinez, James H. Banister, Jr., C. Neil Beer, Vernon H. Blackman, and Barry
   Ressler.

   (INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------------------------

(2) Approval of the Company's 1999 Stock Option Plan.

              [ ] FOR                  [ ] AGAINST                   [ ] ABSTAIN

(3) In their discretion, upon all matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS AND NOMINEES FOR DIRECTOR LISTED ON REVERSE SIDE.



The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred.

The undersigned hereby revokes any prior proxy and ratifies and confirms all the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof.

The undersigned acknowledges receipt of the Notice of the 1999 Annual Meeting of Shareholders and accompanying Proxy Statement dated June 29, 1999.


                                    Dated:__________________________, 1999


                                    ______________________________________
                                    Signature


                                    ______________________________________
                                    Signature if held jointly


                                    IMPORTANT: In signing this Proxy, please sign your name or names in the same way as shown at left. When signing as a fiduciary, please give your full title. If shares are registered in the names of two or more persons, each should sign.



IMPORTANT: PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.